                                                                     EXHIBIT 2.1


                                                                  EXECUTION COPY



                             AMENDED AND RESTATED
                          PURCHASE AND SALE AGREEMENT


                                    between


                        WHEELABRATOR TECHNOLOGIES INC.
                                  ("SELLER")


                                      and


                       UNITED STATES FILTER CORPORATION
                                 ("PURCHASER")



                              September 14, 1996




                               TABLE OF CONTENTS

                                   ARTICLE I

                                  DEFINITIONS

                                                                 Page
                                                                 ----
     1.1   Defined Terms.........................................  1

                                   ARTICLE II

                               PURCHASE AND SALE

     2.1   Purchase and Sale of Shares and Domestic Assets....... 10
     2.2   Payment at Closing.................................... 13
     2.3   Closing Balance Sheet................................. 14
     2.4   Procedures for Assets not Transferable................ 15

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

     3.1   Authority of Seller................................... 16
     3.2   Shares and Subsidiaries............................... 17
     3.3   Real Property......................................... 18
     3.4   Leases................................................ 18
     3.5   Intellectual Property................................. 18
     3.6   Title to Assets....................................... 19
     3.7   No Adverse Change..................................... 19
     3.8   Tax Matters........................................... 20
     3.9   Litigation............................................ 20
     3.10  ERISA................................................. 20
     3.11  Material Contracts.................................... 22
     3.12  Brokers............................................... 23
     3.13  Environmental......................................... 23
     3.14  Qualification......................................... 25
     3.15  Compliance with Law; Regulatory Compliance............ 25
     3.16  Financial Statements.................................. 26
     3.17  Indebtedness; Parent Guarantees....................... 26
     3.18  Employment............................................ 27
     3.19  Labor Relations....................................... 27
     3.20  Inventory............................................. 27
     3.21  Receivables........................................... 27


                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
     4.1   Authority of Purchaser................................ 28
     4.2   Brokers............................................... 29
     4.3   Securities............................................ 29
     4.4   Financing............................................. 29

                                   ARTICLE V

                              COVENANTS OF SELLER

     5.1   Corporate and Other Actions........................... 30
     5.2   Full Access........................................... 30
     5.3   Ordinary Course of Business........................... 30
     5.4   Payment of Taxes...................................... 31
     5.5   HSR Filings........................................... 32
     5.6   Litigation Support and Access After Closing........... 32
     5.7   No Solicitation....................................... 32
     5.8   Employee Solicitation................................. 33
     5.9   Failure to Close...................................... 33
     5.10  Filings............................................... 33
     5.11  Insurance............................................. 33

                                  ARTICLE VI

                            COVENANTS OF PURCHASER

     6.1   Corporate and Other Actions........................... 34
     6.2   Confidentiality....................................... 34
     6.3   Employees; Benefit Plans.............................. 34
     6.4   Full Access........................................... 35
     6.5   Insurance............................................. 35
     6.6   Use of Name........................................... 35
     6.7   HSR Filings........................................... 36
     6.8   Litigation Support and Access After Closing........... 36
     6.9   Parent Guarantees..................................... 36
     6.10  Knowledge............................................. 36

                                  ARTICLE VII

                      CONDITIONS PRECEDENT TO OBLIGATIONS

                                 OF PURCHASER

     7.1   Warranties True....................................... 36
     7.2   Compliance with Agreements and Covenants.............. 37
     7.3   HSR Act............................................... 37
     7.4   Injunctions........................................... 37
     7.5   Deliveries by Seller.................................. 37
     7.6   No Material Adverse Change............................ 37
     7.7   Materiality Standard.................................. 37

                                 ARTICLE VIII

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     8.1   Warranties True....................................... 37
     8.2   Compliance with Agreements and Covenants.............. 38
     8.3   HSR Act............................................... 38
     8.4   Injunctions........................................... 38
     8.5   Deliveries by Purchaser............................... 38

                                  ARTICLE IX

                                    CLOSING

     9.1   Closing............................................... 38
     9.2   Seller's Deliveries................................... 38
     9.3   Purchaser's Deliveries................................ 39
     9.4   Termination........................................... 40

                                   ARTICLE X

                         SURVIVAL AND INDEMNIFICATION

     10.1  Survival.............................................. 41
     10.2  Indemnification by Seller............................. 41
     10.3  Limitations........................................... 42
     10.4  Indemnification by Purchaser.......................... 43
     10.5  Procedures............................................ 43
     10.6  Calculations.......................................... 43

                                  ARTICLE XI

                                     TAXES

     11.1   Filing Tax Returns; Payment of Taxes.................. 44
     11.2   Tax Benefits.......................................... 44
     11.3   Tax Cooperation....................................... 45
     11.4   Section 338(h)(1) Election............................ 45
     11.5   Tax Sharing Arrangements.............................. 46

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1   Expenses.............................................. 46
     12.2   Amendment............................................. 46
     12.3   Notices............................................... 46
     12.4   Waivers............................................... 47
     12.5   Counterparts.......................................... 47
     12.6   Headings.............................................. 47
     12.7   Applicable Law........................................ 47
     12.8   Assignment............................................ 47
     12.9   No Third Party Beneficiaries.......................... 48
     12.10  Arbitration........................................... 48
     12.11  Schedules............................................. 48
     12.12  Incorporation......................................... 48
     12.13  Knowledge Defined..................................... 48
     12.14  Public Announcements.................................. 49
     12.15  Complete Agreement.................................... 49
     12.16  Interpretation........................................ 49
     12.17  Further Assurances.................................... 49

Schedule 1.2                    -  Minority Subsidiaries
Schedule 1.3                    -  The Shares
Schedule 1.4                    -  Subsidiaries
Schedule 2.1(b)                 -  Certain Retained Matters
Schedule 2.1(c)(I)              -  Environmental Liabilities
Schedule 2.1(c)(II)             -  Retained Claims
Schedule 2.1(c)(III)            -  Certain Litigation
Schedule 2.1(d)                 -  Transferred Assets
Schedule 2.2                    -  Payment Allocation
Schedule 2.3                    -  Accounting Conventions
Schedule 3.1                    -  Authority of Seller
Schedule 3.2                    -  Ownership
Schedule 3.3                    -  Real Property
Schedule 3.4                    -  Leases
Schedule 3.5                    -  Intellectual Property
Schedule 3.6                    -  Title to Assets
Schedule 3.7                    -  No Adverse Change
Schedule 3.8                    -  Tax Matters
Schedule 3.9                    -  Litigation
Schedule 3.10                   -  ERISA
Schedule 3.11                   -  Material Contracts
Schedule 3.13                   -  Environmental
Schedule 3.15                   -  Compliance
Schedule 3.16                   -  Financial Statements
Schedule 3.17                   -  Indebtedness
Schedule 3.18                   -  Employment
Schedule 3.19                   -  Labor Relations
Schedule 5.3(I)                 -  Capital Expenditures
Schedule 6.3(e)                 -  Excluded Employees
Schedule 12.13(a)               -  Knowledge of Seller
Schedule 12.13(b)               -  Knowledge of Purchaser


Exhibit A                       -  Insurance Agreement
Exhibit B                       -  Stock Retention Agreement
Exhibit C                       -  Trade Name and Service Mark License Agreement
Exhibit D                       -  Business Development Agreement
Exhibit E                       -  Non-Competition Agreement

                             AMENDED AND RESTATED
                          PURCHASE AND SALE AGREEMENT
                          ---------------------------


     THIS AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT is entered into as of the 14th day of September, 1996, between Wheelabrator Technologies Inc., a Delaware corporation ("SELLER"), and United States Filter Corporation, a Delaware corporation ("PURCHASER").

     WHEREAS, subject to the terms and conditions set forth herein, Seller desires to cause the sale, assignment and transfer to Purchaser, and Purchaser desires to purchase, assume and take assignment and delivery of, (A) the stock of certain of Seller's indirect subsidiaries and certain other entities, and (B) substantially all of the assets and liabilities of the Johnson Screens, Wheelabrator Corporation and Water Process divisions of Seller's wholly owned subsidiary, Wheelabrator Water Technologies Inc. ("WWTI"). Certain capitalized terms used herein shall have the meanings ascribed to such terms below.

     WHEREAS, on September 14, 1996, the parties entered into a Purchase and Sale Agreement providing for the foregoing, which Agreement the parties now wish to amend in certain respects and restate in its entirety, which Amended and Restated Purchase and Sale Agreement shall be deemed to be entered into as of the 14th day of September, 1996.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, it is hereby agreed as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 Defined Terms. The following terms shall have the following meanings:

          "ACCOUNTING CONVENTIONS" shall mean the agreements, assumptions and conventions used in connection with preparing the Financial Statements and to be used in connection with preparing the Closing Balance Sheet, as set forth on Schedule 2.3.

          "ACQUISITION PROPOSAL" shall have the meaning set forth in Section
     5.7.

          "AFFILIATE" means any Person controlling, controlled by, or under common control with, another Person; for purposes of this definition (and for such purposes only), "control" shall mean the ownership, directly or indirectly, of 50% or more of the outstanding equity securities or ownership interests of a Person.

          "AGREEMENT" means this Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

          "ALLOCATION" shall have the meaning set forth in Section 11.4.

          "BALANCE SHEET" means the unaudited combined balance sheet of the Business as of August 31, 1996.

          "BASE TANGIBLE NET BOOK VALUE" means (a) $110,600,000, if the Closing occurs on or as of October 31, 1996; (b) $113,600,000, if the Closing occurs on or as of November 30, 1996; or (c) $116,600,000, if the Closing occurs on or as of December 31, 1996.

          "BENEFIT PLANS" means written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefits, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement, whether or not funded, in each case only to the extent maintained in the United States by or for the benefit of the Divisions. The term "Benefit Plans" does not include plans maintained or required by governmental authorities.

          "BUSINESS" shall mean, collectively, the following: (a) the businesses of the Subsidiaries (after the transfer contemplated at Section 2.1(d) below); (b) the business of the Johnson Screens division of WWTI; (c) the business of the Wheelabrator Corporation division of WWTI; and (d) the businesses of the Water Process division of WWTI, including the HPD, CPC Engineering, Wiesemann, McCormick and Memtek business lines. "Business" does not include the Excluded Businesses.

          "CLOSING" shall mean the closing of the purchase and sale transactions contemplated by this Agreement.

          "CLOSING BALANCE SHEET" shall have the meaning set forth in Section
     2.3.

          "CLOSING DATE" shall have the meaning set forth in Section 9.1.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONTROLLED GROUP MEMBER" shall have the meaning set forth in Section 3.10.

          "DEFAULT" means, with respect to any contract, lease or agreement, a breach of any obligation thereunder that would give the counterparty thereto (a) the right to terminate such contract, lease or agreement, (b) the right to accelerate all payments due under such contract, lease or agreement or (c) a bona fide claim for damages in excess of $250,000. "Default" shall not include claims under warranties or process guarantees.

          "DIVISIONS" means the Johnson Screens, Wheelabrator Corporation, and Water Process (including the HPD, CPC Engineering, Wiesemann and Memtek business lines) divisions of WWTI.

          "DOL" shall have the meaning set forth in Section 5.10.

          "DOMESTIC ASSETS" shall have the meaning set forth in Section 2.1(b).

          "EMPLOYMENT AGREEMENTS" shall have the meaning set forth in Section 3.18.

          "ENVIRONMENTAL ACTION" shall mean any civil, criminal or administrative action, suit, summons, citation, complaint, claim, demand, judgment, order, Lien, notice of violation, proceeding or hearing, or investigation based upon or related to (i) any Environmental Law or Environmental Condition, or (ii) the presence, manufacture, generation, processing, distribution, use, sale, receipt, storage, disposal, transport, treatment, handling, Release or threatened Release of any Hazardous Material.

          "ENVIRONMENTAL APPROVALS" shall mean collectively all Governmental Approvals required under Environmental Laws.

          "ENVIRONMENTAL CONDITION" shall mean the presence of a Hazardous Material (other than a naturally occurring substance) on, at or in a property (including, but not limited to, the presence in surface water, groundwater, soils or subsurface strata).

          "ENVIRONMENTAL LAWS" means all applicable Federal, state, local or foreign Laws relating primarily to pollution or protection of the environment, as such Laws exist on the Closing Date, including, without limitation, Laws relating to Releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (including, without limitation, Hazardous Materials) into the indoor or outdoor environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating primarily to the manufacture, use, treatment, storage, transportation or disposal of Hazardous Materials.

          "ENVIRONMENTAL LIABILITIES" mean the liabilities set forth on Schedule 2.1(c)(I).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "EXCLUDED ASSETS" shall have the meaning set forth in Section 2.1(b).

          "EXCLUDED BUSINESSES" means (a) those assets, liabilities and operations of Wheelabrator Clean Air Systems Inc. and Wheelabrator Canada Inc. to be transferred pursuant to Section 2.1(d) below and retained by Seller, (b) all of the BioGro line of business of WWTI, (c) the EOS line of business of WWTI, (d) the contracts, operations, and businesses and other assets included within the Excluded Assets and (e) the privatization and industrial outsourcing development group of WWTI.

          "FINANCIAL STATEMENTS" shall have the meaning set forth in Section
     3.16.

          "GAAP" means United States generally accepted accounting principles, as in effect on the date of this Agreement.

          "GOVERNMENTAL APPROVALS" shall have the meaning set forth in Section 3.15(b).

          "GOVERNMENTAL FILINGS" means any plans, filings, reports, notifications, or other submissions required to be made to any governmental authority.

          "HAZARDOUS MATERIAL" means any substance which is defined as a hazardous substance, hazardous material, hazardous chemical, hazardous waste, toxic substance, pollutant, solid waste, municipal waste, industrial waste or contaminant under any Environmental Law, or any substance which is regulated under any Environmental Law, and including, without limitation, petroleum and related materials.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INDEBTEDNESS" shall have the meaning set forth in Section 3.17.

          "INSURANCE AGREEMENT" shall mean the Insurance Agreement set forth on Exhibit A hereto.

          "INTELLECTUAL PROPERTY" means all domestic and foreign patents and registered and unregistered trade names, fictitious names, logos and brand names, copyrights, trademarks (and associated goodwill), processes, software, know-how, trade secrets, service marks and patents, and other proprietary rights, and licenses and applications for any of the foregoing, used exclusively by the Divisions or Subsidiaries in the operation of the Business or owned by any Subsidiary.

          "IRS" shall have the meaning set forth at Section 3.10.

          "LAW" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement (including, without limitation, common laws) enacted, promulgated, entered into, agreed to or imposed by any court or other governmental authority or body; provided, that the term "Law" shall not include any Environmental Law.

          "LIABILITIES" means all liabilities (excluding all Retained Liabilities) of, or arising from the operation of, the Subsidiaries, the Divisions, the Business and the Domestic Assets, whether absolute or contingent, known or unknown, including, without limitation:

               (a) all the obligations under any agreements, contracts, leases, instruments, purchase orders, sales orders, warranties, guaranties and commitments (including, without limitation, outstanding bids and contracts in process) to which any of Seller, WWTI (with respect to the Business) or the Subsidiaries are a party or otherwise bound (including, without limitation, matters relating to both open and completed contracts);

               (b) current liabilities, including such liabilities (i) reflected on the Balance Sheet to the extent not paid on the Closing Date or
          (ii) incurred in the ordinary course of business (or otherwise, with the written consent of Purchaser) after the date of the Balance Sheet;

               (c) all claims arising from products sold or services provided on or prior to the Closing Date, including, without limitation, warranty claims, process guaranty claims, property damage claims, and personal injury claims;

               (d) any claims by employees of the Business, including, without limitation, worker's compensation claims, disability claims, severance claims, retirement claims, claims for termination pay, vacation pay, profit sharing, thirteenth month or other statutory or non-statutory bonus, or any claim for violation of applicable Law pertaining to employment (provided, that it is understood that the parties' allocations of liabilities set forth in Section 6.3 with respect to the matters set forth therein shall be controlling);

               (e) all Taxes that have been accrued and are not payable and that accrue after the Closing Date;

               (f) any other liability, absolute, contingent, known or unknown, related to the assets, liabilities, operations or products of the Subsidiaries, the Divisions, the Business and the Domestic Assets.

          "LIEN" means any lien, security interest, mortgage, deed of trust, pledge, conditional sale agreement, easement, lease or other charge or encumbrance.

          "LOSS" or "LOSSES" mean any and all damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, encumbrances, penalties, demands, assessments, judgments, Reserve Losses, costs and expenses including, without limitation, court costs and reasonable attorneys' and consultants' fees and costs of litigation but shall not include (a) any interest with respect thereto or (b) economic, consequential, punitive or incidental damages claimed, incurred or suffered by Purchaser or its Affiliates; provided, that the exclusion set forth in this clause (b) shall not apply with respect to economic, consequential, punitive or indirect damages required to be actually paid by Purchaser to any Person not affiliated with Purchaser.

          "MATERIAL" when used (a) to describe or modify a reference to the Business, the Subsidiaries and/or Divisions, and/or (b) to describe or modify the effect of any event or situation or state of affairs, means material to the assets, operations or financial condition of the Business taken as a whole unless otherwise specifically limited or defined, and whether or not initial capitalization is used.

          "MATERIAL ADVERSE CHANGE" means a Material adverse change in the assets, operations or financial condition of the Business taken as a whole, for or during the period indicated.

          "MATERIAL ADVERSE EFFECT" means a Material adverse effect on the assets, operations or financial condition of the Business taken as a whole.

          "MATERIAL CONTRACTS" means any (a) joint venture or partnership agreement pursuant to which WWTI (with respect to the Business) or any of the Subsidiaries (other than any Minority Subsidiary) hold an equity interest in any entity (but excluding any project-specific joint venture agreements not included elsewhere in this definition), (b) agreement pursuant to which WWTI (with respect to the Business) or any of the Subsidiaries (other than any Minority Subsidiary) have the right to use any Intellectual Property that is Material, (c) collective bargaining agreement (other than such arrangements imposed or mandated by applicable foreign
     Law) to which WWTI (with respect to the Business) or any of the Subsidiaries (other than any Minority Subsidiary) are a party, (d) contract, agreement, commitment or obligation relating to the Business and by which WWTI (with respect to the Business) or any of the Subsidiaries (other than any Minority Subsidiary) are bound for the purchase or sale of goods or services and which could reasonably be expected to provide for payments to or from WWTI (with respect to the Business) or any of the Subsidiaries over the life of such contract, agreement, commitment or obligation, in an amount of $1,000,000 (or foreign currency equivalent) or more (other than any such items (i) terminable by WWTI or the Subsidiary party thereto on 30 days or less notice without liability, penalties or additional cost, (ii) that are agreements providing for the acquisition of the stock or assets of another entity by Seller, WWTI (with respect to the Business) or any Subsidiary, which acquisition has closed, (iii) that are contracts, the provision of goods and services under which has been substantially completed and that does not have future billings in excess of $1,000,000, notwithstanding that retainage may be held under such contracts, that contractual warranty periods thereunder may not have expired or that such contracts may be considered "open" from an accounting or other non-operational standpoint, or (iv) that constitute a sales representative or distribution agreement under which there have not, during the most recent fiscal year, been payments made by WWTI or the Subsidiary party thereto in excess of $1,000,000), or (e) contract or agreement of WWTI (with respect to the Business) or the Subsidiaries which, if terminated or lost, could reasonably be expected to have a Material Adverse Effect.

          "MINORITY SUBSIDIARIES" shall mean the Subsidiaries noted as such on
     Schedule 1.2 hereto.

          "NON-COMPETITION AGREEMENT" means the Non-Competition Agreement in the form of Exhibit E.

          "NON-U.S. PENSION PLANS" shall have the meaning set forth in Section 3.10.

          "PARENT GUARANTEES" means all guarantees, agreements, pledges, mortgages, letters of credit, bonds or other instruments of Seller and its Affiliates (other than the Subsidiaries and WWTI (with respect to the Business)) guaranteeing, securing or becoming otherwise obligated with respect to any actual or contingent liabilities of the Business, WWTI or any of the Subsidiaries.

          "PERMITTED EXCEPTIONS" shall have the meaning set forth in Section 3.6(a).

          "PERSON" means any individual, corporation, partnership, association, limited liability company, trust, governmental or quasi-governmental authority or body or other entity or organization.

          "POST-CLOSING ADJUSTMENT" shall have the meaning set forth in Section 2.3(b). The Post-Closing Adjustment may be a positive or negative amount (i.e., resulting in a payment to either the Seller or Purchaser).

          "PURCHASE PRICE" shall have the meaning set forth in Section 2.2, subject to adjustment as set forth in Section 2.3.

          "PURCHASER" shall have the meaning specified in the preamble hereof.

          "PURCHASER INDEMNIFIED PARTY" shall have the meaning set forth in
     Section 10.2.

          "PURCHASER PLANS" shall have the meaning set forth in Section 6.3.

          "QUALIFIED PLAN" shall have the meaning set forth in Section 3.10.

          "REAL PROPERTY" shall have the meaning set forth in Section 3.3.

          "RELEASE" shall mean the spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping or disposal of any Hazardous Material into surface water, groundwater, soil, the land surface or subsurface, or ambient air.

          "RESERVE LOSSES" shall have the meaning set forth in Section 10.2(b).

          "RESERVED MATTERS" shall mean the following matters with respect to the Business, each as of the Closing Date: (a) accounts receivable, (b) amounts relating to the completion of the contracts in process of the Business, Divisions and Subsidiaries, (c) claims arising from products sold or services provided, including product or service warranty claims and process guaranty claims, (d) worker's compensation claims, disability claims, personal injury claims and severance claims, (e) inventory (including, without limitation, finished goods, supplies and raw materials) and (f) litigation; provided, however, that Reserved Matters shall not include matters known to Seller which should have been, but are not, included on Schedule 3.9 or 3.11.

          "RESERVES" means the aggregate amount of the reserves established on the Closing Balance Sheet specifically identified with, or available to be utilized for, the Reserved Matters as of the Closing Date, established in accordance with GAAP (as modified by the Accounting Conventions) and in accordance with the Accounting Conventions.

          "RESPONSE ACTION" shall mean any action taken in the investigation, removal, confinement, remediation or cleanup of a Release or any Environmental Condition. "Response" and "Response Actions" include, without limitation, any action which constitutes a "removal" action or "remedial" action as defined by (S) 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601(23) and (24) and which is necessary and consistent with the National Contingency Plan promulgated thereunder.

          "RETAINED CLAIMS" shall have the meaning set forth in Section 2.1(c).

          "RETAINED LIABILITIES" shall have the meaning set forth in Section 2.1(c).

          "SECTION 338(H)(10) ELECTIONS" shall have the meaning specified in
     Section 11.4.

          "SELLER" shall have the meaning specified in the preamble hereof.

          "SELLER INDEMNIFIED PARTY" shall have the meaning set forth in Section 10.4.

          "SELLER TAX PERIOD" means the period (including all prior taxable years) ending on and including the Closing Date.

          "SELLER PLANS" shall have the meaning set forth in Section 3.10.

          "SHARES" means all the shares of capital stock and quotas of share capital set forth on Schedule 1.3.

          "STOCK RETENTION AGREEMENT" shall have the meaning set forth in
     Section 2.4(c).

          "SUBSIDIARY" or "SUBSIDIARIES" means the entities listed on Schedule 1.4.

          "TANGIBLE NET BOOK VALUE" shall mean total assets (excluding goodwill) less total liabilities of the Business as of the date of the Closing Balance Sheet. The Tangible Net Book Value shall be calculated according to the Accounting Conventions and in a manner consistent with the calculation thereof on the Balance Sheet.

          "TAXES" mean all taxes, charges, fees, duties, levies or other assessments, including (without limitation) income, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance and employees' income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits) which are imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including, without limitation, any interest, penalties or additions to tax related thereto imposed by any taxing authority (including any interest or penalties with respect to such Taxes), it being understood that any Taxes, penalties or interest attributable to the operations of any Subsidiary (including, without limitation, penalties or interest payable as a result of an audit of any tax return) shall be deemed to have accrued in the period to which such Taxes, penalties or interest are attributable.

          "TRADE NAME AND SERVICE MARK LICENSE AGREEMENT" shall have the meaning set forth at Section 6.6.

          "UK MICROFLOC CONTRACTS" means all agreements, contracts and arrangements entered into prior to the date hereof and relating to Microfloc projects to which JFS (UK) Limited, Tilghman-Wheelabrator Ltd. or any other Subsidiary is a named party.

          "WCAI" shall have the meaning set forth in Section 2.2(b).

          "WWTI" shall have the meaning set forth in the recital hereof.

                                  ARTICLE II

                               PURCHASE AND SALE

     2.1 Purchase and Sale of Shares and Domestic Assets. Subject to the terms and conditions hereof, at the Closing:

     (a) Seller shall cause the sale, assignment and delivery to Purchaser, and Purchaser shall purchase and take assignment and delivery of, the Shares.

     (b) Seller shall cause the sale, assignment and delivery to Purchaser, and Purchaser shall purchase and take assignment and delivery of, the assets, real, personal, tangible or intangible, used primarily by the Divisions in the operation of the Business (collectively, the "DOMESTIC ASSETS"). The Domestic Assets include, but are not limited to:

          (i) all assets of the Divisions reflected on the Balance Sheet (except assets reflected thereon which have been disposed of or used in the ordinary course of business after the date of the Balance Sheet);

          (ii) all assets acquired by the Divisions after the date of the Balance Sheet and reflected on the Closing Balance Sheet;

          (iii) all accounts and notes receivable relating to the Business as operated by the Divisions or arising from the operation of the Divisions;

          (iv) all inventory, stock in trade, work-in-process, and raw materials, including supplies inventory and unbilled costs on engineering contracts relating exclusively to the Business as operated by the Divisions or resulting from the operation of the Divisions;

          (v) all sales order files, systems order files, purchase order files, manufacturing records, customer lists and business files and records in Seller's control to the extent relating to the Business;

          (vi) all Intellectual Property owned by WWTI and relating exclusively to the Business, including, without limitation, all royalties, rights and interests in connection with any license of such Intellectual Property;

          (vii) all rights and interest to or in all agreements, contracts, guarantees, letters of credit, sales contracts, leases, purchase orders, sales orders, purchase contracts, service contracts, outstanding bids and contracts in process, or sales representative or distributorship contracts, in each case relating exclusively to the Business and regardless of whether currently in process or completed, including, without limitation, Material Contracts and Leases;

          (viii) all machinery and equipment used by the Divisions in the Business;

          (ix) all rights of WWTI, to the extent relating exclusively to or arising out of the operation of the Business, with respect to any claims, demands, causes of action, judgments and pending litigation;

          (x) the Real Property (and all improvements thereon) and Leases (as defined in Sections 3.3 and 3.4) of WWTI relating exclusively to the operation of the Divisions;

          (xi) all right, title and interest in the Governmental Approvals of WWTI relating exclusively to the operation of the Divisions, to the extent transferable; and

          (xii) all assets of the Divisions located on (i) the Real Property and (ii) the real property that is the subject of the Leases of WWTI relating exclusively to the operation of the Divisions, on the date hereof and on the Closing Date.

The Domestic Assets shall not include, and Purchaser shall not purchase and take assignment and delivery of, the following (the "EXCLUDED ASSETS"):

          (1) all rights of WWTI (relating to the operation of the Business) for rebates or refunds related to Taxes;

          (2) all securities of any Person not constituting a Subsidiary;

          (3) the "triangle" mark (blue triangle) and all names, trade names and trademarks containing the name "Wheelabrator" (other than as provided in the Trade Name and Service Mark License Agreement), it being further understood that any marks owned by any Subsidiary with respect to the "triangle" mark (blue triangle) and all names, trade names and trademarks containing the name "Wheelabrator" will be retained by Seller and transferred to Seller by each Subsidiary prior to Closing;

          (4) all legal, accounting and tax records pertaining primarily to the Retained Liabilities and Excluded Assets;

          (5) all minute books, stock books and corporate records related primarily to the Affiliates of Seller operating the Divisions;

          (6) any intercompany balances due to or from Seller or any Affiliate of Seller, as in effect on the Closing Date;

          (7) the rights of WWTI and its Affiliates pursuant to the agreements listed on Schedule 2.1(b)(I), other than the rights to be assigned to Purchaser identified thereon;

          (8) the rights and interests described on Schedule 2.1(b)(II);

          (9) all assets of the Excluded Businesses, including, without limitation, all equity interests, revenue rights, contract business prospects, customer lists, other confidential information, privatization and industrial outsourcing development projects, and other assets of the municipal and industrial wastewater facilities management business of the EOS division and the privatization and outsourcing development groups of WWTI;

          (10) the capital stock of JFS (UK) Limited; and

          (11) the assets relating to the grate blocks of Wheelabrator Environmental Systems Inc. set forth on Schedule 2.1(b)(III).

     (c) Purchaser shall assume and agree to pay, perform or satisfy, in accordance with their respective terms, all of the Liabilities.

     Notwithstanding clause (c) above, Purchaser shall not assume and shall not be liable for the following liabilities of Seller, WWTI, the Subsidiaries or the Divisions (collectively, the "RETAINED LIABILITIES"): (i) the Environmental Liabilities, (ii) all liabilities under or with respect to the Seller Plans, including but not limited to liabilities for post-retirement health benefits and life insurance under such plans, (iii) all liabilities and obligations of, or arising out of, the Excluded Businesses, including, without limitation, claims against Wheelabrator Clean Air Systems Inc. and Wheelabrator Canada Inc. relating to the operation, ownership or use of the assets transferred to a subsidiary of Seller in accordance with Section 2.1(d) below, (iv) all claims or obligations with respect to, or arising out of, the Excluded Assets, (v) all intercompany payables due to Seller or any Affiliate of Seller, (vi) all liabilities and obligations of WWTI or its Affiliates arising in connection with the litigation set forth on Schedule 2.1(c)(III), (vii) all liabilities and obligations of WWTI or its Affiliates arising in connection with the matters set forth on Schedule 2.1(c)(II) (the "RETAINED CLAIMS"), and (viii) severance and termination obligations retained by Seller under Section 6.3.

     (d) Prior to Closing, Wheelabrator Clean Air Systems Inc. shall transfer to a subsidiary of Seller all of its assets which do not constitute part of its (i) ARI LoCat sulfur recovery business, (ii) AMCEC solvent recovery business, (iii) Altech Measurement Systems business, (iv) Huntington Energy Systems regenerative thermal oxidation and the ARI EconAbator catalytic oxidation businesses, or (v) Westates Carbon business. Such transferred assets are described on Schedule 2.1(d) and shall include all assets used in the Wheelabrator Air Pollution Control business of Wheelabrator Clean Air Systems Inc. The transferee entity shall assume all liabilities or obligations of, or claims against, Wheelabrator Clean Air Systems Inc. relating to the operation, ownership or use of such assets. Prior to Closing, Wheelabrator

Canada Inc. shall transfer to a subsidiary of Seller all capital stock owned in Glegg Industries, Inc., all rights and obligations under that certain Strategic Alliance Agreement and other agreements entered into in connection with the acquisition of the capital stock investment in Glegg Industries Inc., and all of the assets used in the Wheelabrator Air Pollution Control business. Such entity shall assume all liabilities or obligations of, or claims against, Wheelabrator Canada Inc. relating to the operation, ownership or use of such assets. Prior to Closing, Seller shall cause the transfer or dividend of the shares of JFS (UK) Limited to Seller or one of its subsidiaries or Affiliates. The instruments of transfer and assumption necessary to effect the matters contemplated by this
Section 2.1(d) shall be substantially in the same form as the other instruments of transfer between Seller and Purchaser pursuant to this Agreement.

     2.2 Payment at Closing. (a) Subject to the terms and conditions hereof, at the Closing, Purchaser shall pay by wire transfer of same-day funds, the sum of $369,600,000 (the "PURCHASE PRICE") to Seller, less any amount to be paid into escrow pursuant to Section 2.2(b) below. The Purchase Price may be adjusted following the Closing pursuant to Section 2.3. The Purchase Price shall be allocated as set forth on Schedule 2.2 among the Shares, the Domestic Assets and the non-competition covenant set forth in the Non-Competition Agreement, which
Schedule 2.2 shall be agreed to by the parties as soon as practical (but in no event greater than 30 days) after the Closing Date and thereafter immediately constitute a part of this Agreement as if attached hereto on the date hereof. The parties shall adhere to Schedule 2.2 for purposes of any tax report or filing made by any such party.

     (b) Seller shall retain the shares of common stock of Westates Carbon-Arizona, Inc. ("WCAI") until (i) all necessary Environmental Approvals have been received in connection with a change of control of WCAI and the transfer of its "Part A" RCRA permit and (ii) the Seller has received the consents of the Colorado River Indian Tribes ("CRIT") and the duly authorized representative of the Secretary of the Interior to the assignment of the Lease between WCAI and CRIT dated July 20, 1990 (if required), so as to enable the Seller to cause the transfer of such shares to Purchaser. Upon receipt of such Environmental Approvals and such consents, Seller shall promptly cause the transfer to Purchaser of such shares upon payment of the amount withheld by Purchaser under this Section 2.2(b) (with interest thereon as provided below). Such payment and transfer shall occur within three (3) business days of Seller's delivery of written notice to Purchaser that such Environmental Approvals and consents have been obtained.

     Seller and Purchaser agree that $10,000,000 of the Purchase Price shall be paid by Purchaser into escrow at Closing with an escrow agent mutually agreeable to Seller and Purchaser on the Closing Date, to be held by such escrow agent pursuant to an escrow agreement with mutually agreeable terms. Such amount shall be paid to Seller, with interest thereon, upon the transfer of the shares of WCAI to Purchaser. Promptly after the date of this Agreement (and in any event within 15 days thereof), Purchaser (with the cooperation of Seller) shall make all necessary filings to obtain such Environmental Approvals and both such consents, and shall use its best efforts to obtain such Environmental Approvals and consents as promptly as practicable, including the posting of necessary financial assurances in connection therewith.

     In the event that the required Environmental Approvals and consents are obtained prior to Closing, the portion of the Purchase Price described above shall not be retained by Purchaser and paid into escrow, and the shares of WCAI shall not be retained by Seller. In the event that the shares of WCAI are retained by Seller, the Tangible Net Book Value on the Closing Balance Sheet, and the applicable Base Tangible Net Book Value shall not be adjusted, notwithstanding the fact that such shares have not been transferred.

     2.3 Closing Balance Sheet. (a) Within thirty (30) days following the Closing Date, Seller shall deliver to Purchaser a consolidated balance sheet for the Business dated as of the Closing Date (the "CLOSING BALANCE SHEET"). The Closing Balance Sheet shall be prepared by Seller at its own expense with the assistance of the former personnel of the Divisions and personnel of the Subsidiaries, each as may be reasonably requested by Seller. The parties agree that the Closing Balance Sheet shall be prepared in accordance with GAAP (as modified by the Accounting Conventions) and giving effect to the Accounting Conventions. The Closing Balance Sheet shall not take into consideration any events occurring after the Closing Date. Following the delivery of the Closing Balance Sheet to Purchaser, Seller shall permit Purchaser's accountants access to and review of all work papers and other pertinent information requested from time to time and used in connection with the preparation of the Closing Balance Sheet.

     (b) The Purchase Price shall be increased by the amount that the Tangible Net Book Value as shown on the Closing Balance Sheet is greater, or shall be reduced by the amount that the Tangible Net Book Value as shown on the Closing Balance Sheet is less, than the Base Tangible Net Book Value. Such increase or decrease, as finally determined, shall be referred to herein as the "POST-CLOSING ADJUSTMENT." The Post-Closing Adjustment shall be remitted by wire transfer of same-day funds, not later than the tenth (10th) day after the Closing Balance Sheet becomes final and binding pursuant to Section 2.3(c) below. The Purchase Price shall be deemed to be (i) decreased to the extent that the Post-Closing Adjustment is due from Seller to Purchaser or (ii) increased to the extent that the Post-Closing Adjustment is due from Purchaser to Seller.

     (c) If Purchaser notifies Seller in writing within thirty (30) days after receipt of the Closing Balance Sheet that Purchaser believes that the Closing Balance Sheet fails to present fairly in all material respects the financial condition of the Business in accordance with GAAP (as modified by the Accounting Conventions) and in accordance with the Accounting Conventions and that the resolution of such dispute in the manner proposed by Purchaser would result in an adjustment to the Tangible Net Book Value reflected on the Closing Balance Sheet of at least $500,000, and such notice states with reasonable specificity the basis for such disagreement and the amount of the adjustment to Tangible Net Book Value that would result, Seller and Purchaser shall attempt in good faith to resolve such dispute as soon as possible. If Purchaser fails to object as required by this Section 2.3(c), the Closing Balance Sheet as prepared by Seller, and the Net Tangible Book Value shown thereon, shall be conclusive and binding on the parties. If the Purchaser so objects and the parties are unable to resolve such dispute within thirty (30) days after Seller's receipt of such notice, the dispute shall be submitted for determination to a certified public accounting firm mutually acceptable to Seller and Purchaser. (If the parties cannot agree on such an accounting firm, the dispute shall be submitted for determination to the Chicago office of Coopers & Lybrand.) Any portion of the Post-Closing Adjustment that is not in dispute shall be paid within five (5) business days after the date Purchaser presents its notice of objection, regardless of the pendency of such dispute. Such public accounting firm shall review and decide the issues that are the subject of such dispute as specified in such notice within thirty (30) days after such submission. The decision of such accounting firm shall be set forth in writing and delivered to Seller and Purchaser. The decision of such accounting firm shall be final and binding on Seller and Purchaser, and the Closing Balance Sheet and the Tangible Net Book Value reflected thereon shall constitute the final and binding "Closing Balance Sheet" and "Tangible Net Book Value" for purposes of determining the Post-Closing Adjustment (as defined above); provided, that the Closing Balance Sheet and the Tangible Net Book Value reflected thereon shall not be adjusted unless the decision of such public accounting firm would result in an adjustment to the Tangible Net Book Value of at least $500,000. The fees and costs of such public accounting firm shall be borne by Purchaser and Seller in proportion to the amount by which the final Post-Closing Adjustment reflects their respective positions before commencing the dispute resolution process; provided, that, if no adjustment is permitted due to the immediately preceding sentence, Purchaser shall bear all such fees and costs. Any payment awarded by the expert accounting firm to either party shall bear interest at the rate of 8% per annum, accruing from the date that Purchaser delivers its notice of objection pursuant to this part (c) until the date payment is made.

     2.4 Procedures for Assets not Transferable. (a) If any contract, agreement, property or right (including, without limitation, any Governmental Approval) included in the Domestic Assets is not assignable or transferable without the consent of any third party, and such consent has not been obtained prior to the Closing Date and the Closing occurs, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and Purchaser shall not assume Seller's obligations with respect thereto. In such case, Seller shall use commercially reasonable efforts to obtain such consent as soon as possible after the Closing Date or otherwise obtain for Purchaser the practical benefit of such contract, agreement, property or right and Purchaser shall cooperate with Seller in that endeavor. If any order for the purchase of goods or services included in the Domestic Assets is not assignable by Seller, Purchaser agrees to purchase from Seller at the purchase order price all property or services thereunder and Seller agrees to sell the same to Purchaser at such price, on the terms set forth therein. If any sales order or service order included in the Domestic Assets is not assignable by Seller, Purchaser agrees to sell to Seller any products required to complete such sales order or service order at the same price provided for therein and otherwise to complete such contracts on behalf of Seller and Seller agrees to purchase the same from Purchaser at such price. Purchaser shall provide all services necessary to complete such contracts and orders, and Seller shall hold for Purchaser's account and promptly remit to Purchaser all amounts payable with respect to such contracts. Prior to and after the Closing, Purchaser and Seller shall cooperate to obtain all necessary consents to the transfer of the Domestic Assets.

     (b) If Purchaser and Seller are unable to obtain any required consents to assign or subcontract any particular contract, or Seller and Purchaser agree that no such consent will be obtained, and no other mutually satisfactory arrangements are agreed to, then (i) such contract shall be deemed not to have been transferred to Purchaser, and (ii) the Seller and Purchaser shall treat such unassigned contract as if Seller and Purchaser had entered into a seconding arrangement with respect to such unassigned contract as of the Closing Date. To implement the retroactive treatment of any unassigned contract as a seconded contract, Seller and Purchaser will enter into a seconding agreement in mutually agreeable form at the appropriate time.

     (c) At Closing, Purchaser and Seller shall enter into a Stock Retention Agreement in the form of Exhibit B hereto (the "STOCK RETENTION AGREEMENT") with respect to the Subsidiaries listed on Schedule 1.3. Pursuant to the Stock Retention Agreement, (i) Seller (either directly or through one of its wholly owned subsidiaries) shall continue to hold legal title to any capital stock included in the Shares for which a necessary consent to transfer has not been obtained, (ii) Purchaser shall have all beneficial ownership of such capital stock, and (iii) legal title to such capital stock shall transfer to Purchaser upon such necessary consent having been granted. Prior to and after the Closing, Purchaser and Seller shall cooperate to obtain all necessary consents to the transfer of the Shares that are subject to the Stock Retention Agreement.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser as follows:

     3.1 Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller has all requisite corporate power and authority to carry out the transactions contemplated herein. The execution and delivery of this Agreement by Seller has been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors' rights generally, or (b) legal and equitable limitations on the availability of specific remedies. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby and performance of the obligations hereunder, assuming the receipt of the consents, approvals and waivers listed on Schedule 3.1, will not:
(i) violate or conflict with any term, condition or provision of (A) the charter, by-laws or analogous organizational documents of

Seller or any entity that will be making any sale, transfer or assignment hereunder, or (B) any applicable Law or contract binding on Seller or Material Contract, which violation could reasonably be expected to have a Material Adverse Effect; or (ii) result in the creation of any Lien upon any of the Shares or the Domestic Assets or any property of any of the Subsidiaries. Except as set forth on Schedule 3.1, the failure of any Person claiming through Seller to authorize or approve this Agreement or the transactions contemplated hereby will not give any Person the right to enjoin, rescind or otherwise prevent or impede the sale of each and every asset and share constituting the Domestic Assets and the Shares.

     3.2 Shares and Subsidiaries. (a) All of the Shares are duly authorized, validly issued, fully paid and nonassessable. Upon transfer of the Shares, Purchaser will receive (a) directly or indirectly, all issued and outstanding capital stock or share capital of the Subsidiaries listed on Schedule 1.4, except the Minority Subsidiaries and except as disclosed on Schedule 3.2 and (b) to Seller's knowledge, an ownership interest in the Minority Subsidiaries such that Purchaser will own a percentage of the equity and voting power of each Minority Subsidiary as set forth on Schedule 3.2 hereto (it being understood that Seller would not have knowledge of the shares held by other shareholders of the Minority Subsidiaries currently or as of any particular time). At Closing,
(i) Purchaser shall receive legal (except as contemplated by Section 2.4(c)) and beneficial title to the Shares listed on Schedule 1.3, free and clear of all Liens, except for Permitted Exceptions or as set forth on Schedule 3.2 and (ii) all of the property owned by the Subsidiaries (other than the Minority Subsidiaries) shall be free and clear of all Liens, except for Permitted Exceptions or as set forth on Schedule 3.2.

     (b) Set forth on Schedule 3.2 is a complete list of each Subsidiary and interest therein that Purchaser is acquiring by purchase of the Shares, and a list of all entities in which such acquired Subsidiaries (other than Minority Subsidiaries) own capital stock or share capital. All of the Shares listed on
Schedule 1.3, and all of the capital stock or share capital of the Subsidiaries (other than the Minority Subsidiaries) are duly authorized and issued, fully paid and nonassessable and held free of Liens, other than Permitted Exceptions or as set forth on Schedule 3.2.

     (c) Except as set forth on Schedule 3.2 and except with respect to Minority Subsidiaries, there are no outstanding options, rights, warrants, contracts or commitments for the issuance or sale by any Subsidiary of, or any securities of any Subsidiary convertible into or exchangeable for, any shares of capital stock or other share capital of any Subsidiary.

     (d) Except as set forth on Schedule 3.2, each Subsidiary (other than any of the Minority Subsidiaries) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

     (e) Each of the Subsidiaries (other than the Minority Subsidiaries) is an indirect, wholly owned subsidiary of Seller. The capital stock or share capital of the Minority Subsidiaries included in the Shares and listed on Schedule 1.3 are held beneficially by a wholly owned subsidiary of Seller.

     3.3 Real Property. Set forth on Schedule 3.3 is a list of all real property owned by WWTI (with respect to the Business) and included in the Domestic Assets or owned by a Subsidiary (other than any Minority Subsidiary) (the "REAL PROPERTY"). The Real Property is owned by the title holder thereof, free and clear of all Liens, except Permitted Exceptions. Legal title to all Real Property (other than Real Property owned by the Subsidiaries) shall be conveyed to Purchaser at Closing, free and clear of all Liens, except Permitted Exceptions. The use and operation of all Real Property conforms to all restrictive covenants, zoning restrictions and restrictions and conditions affecting title, except for such non-conformity that could not reasonably be expected to materially interfere with the continued use of such Real Property in the conduct of normal business operations.

     3.4 Leases. Set forth on Schedule 3.4 is a list of all real property leases which are included in the Domestic Assets or to which any Subsidiary (other than any Minority Subsidiary) is party as lessee and a list of all leases of personal property which are included in the Domestic Assets or to which any Subsidiary (other than any Minority Subsidiary) is a party as a lessee, in any case having remaining rental value of at least $250,000 (the "LEASES"). All rentals currently due under such Leases have been paid. Seller, WWTI and/or each Subsidiary (as the case may be) has a valid leasehold interest in each Lease, in each case free and clear of all Liens, except Permitted Exceptions. Seller has made available to Purchaser a copy of each Lease (as amended). The Leases are the valid and binding obligations of WWTI or the Subsidiaries (as the case may be). Neither Seller, WWTI nor any of the Subsidiaries has received any notice of Default by any Subsidiary thereunder which has not been remedied or waived and which Default could reasonably be expected to have a Material Adverse Effect. Neither Seller, WWTI nor any of the Subsidiaries nor any Affiliate thereof has received any notice or has any knowledge of any pending or threatened condemnation proceeding or assessment for public improvements affecting any Real Property or any real property leased pursuant to a Lease or of any sale or other disposition thereof in lieu of condemnation, which proceeding, assessment, sale or other disposition could reasonably be expected to materially interfere with the continued use of any Real Property or any real property subject to a Material Lease in the conduct of normal business operations. Except as set forth on Schedule 3.4, no approval or consent of any Person is needed in order for the Leases (excluding Leases for sales offices) to continue in full force and effect following consummation of the transactions contemplated by this Agreement.

     3.5 Intellectual Property. Set forth on Schedule 3.5 is a list of the registered patents, copyrights and trademarks included in the Intellectual Property (the "REGISTERED INTELLECTUAL PROPERTY"). Except as set forth on
Schedule 3.5, no adverse claim in any Registered Intellectual Property is pending or, to Seller's knowledge, has been threatened, which claim could reasonably be expected to have a Material Adverse Effect. Seller, WWTI or one or more of the Subsidiaries, as the case may be, has title to all Registered Intellectual Property, free and clear of all Liens other than Permitted Exceptions, and all such title of WWTI in the Registered Intellectual Property shall be conveyed to Purchaser at Closing. No Registered Intellectual Property is the subject of any interference, oppositions, re-examinations, or cancellation, except as set forth on Schedule 3.5. To the knowledge of Seller, no Person is infringing upon, nor has any Person misappropriated any Registered Intellectual Property, which infringement could reasonably be expected to have a Material Adverse Effect. Seller has received no notice of infringement by any of the Divisions or any of the Subsidiaries upon the intellectual property rights of any other person, which notice of infringement could reasonably be expected to have a Material Adverse Effect.

     3.6 Title to Assets. (a) Each of the Subsidiaries (other than any Minority Subsidiary) has, and at the Closing will have, title to its property (including, without limitation, real, personal and intangible and contract rights), free and clear of all Liens, except: (i) Liens reflected in the Balance Sheet; (ii) Liens that could not reasonably be expected to materially interfere with the continued use of such properties in the conduct of normal business operations; (iii) mortgages, Liens, pledges, charges or encumbrances listed on any Schedule hereto; (iv) imperfections or irregularities of title, easements and covenants running with the land that could not reasonably be expected to materially interfere with the continued use of such properties in the conduct of normal business operations; and (v) (A) contractor's, materialman's, supplier's, worker's, carrier's, employee's, installment sale, title retention and similar Liens arising by operation of applicable Law; (B) the rights of customers, suppliers and subcontractors in the ordinary course of business under general principles of commercial law; and (C) Liens for current Taxes not yet due, provided that none of the foregoing, in the aggregate, could reasonably be expected to materially interfere with the continued use of such properties in the conduct of normal business operations. The Liens described at clauses (i) through (v) above shall be collectively referred to as the "PERMITTED EXCEPTIONS."

     (b) Subject to Sections 2.4(a) and (b), at Closing, Purchaser shall acquire title to the Domestic Assets, free and clear of all Liens, other than Permitted Exceptions. The Domestic Assets and property owned by the Subsidiaries (other than any Minority Subsidiary) includes all property (including, without limitation, real, personal, and intangible property and contract rights) required for the operation of the Business in substantially the same manner as it has been operated prior to Closing.

     3.7 No Adverse Change. Except as set forth on Schedule 3.7, since the date of the Balance Sheet there has not occurred: (a) any Material Adverse Change;
(b) any loss of or damage to any of the properties of WWTI (with respect to the Business) or any of the Subsidiaries (other than any Minority Subsidiary) that could reasonably be expected to Materially interfere with the continued use of such properties in the conduct of normal business operations; (c) any Lien placed on any of the properties of the Subsidiaries (other than any Minority Subsidiary), other than Permitted Exceptions; (d) any amendment to or change in the charter, by-laws or analogous organizational documents of any Subsidiary (other than any Minority Subsidiary); (e) the execution by WWTI (with respect to the Business) or any of the Subsidiaries (other than any Minority Subsidiary) of any Material Contract, other than (i) in the ordinary course of business, (ii) with the permission of Purchaser, or (iii) in connection with the transactions contemplated hereby; or (f) any strike, picket or work stoppage by any employees of the Subsidiaries (other than any Minority Subsidiary) or Divisions that has Materially interfered, or could reasonably be expected to Materially interfere, with the continued conduct of normal operations of the Business.

     3.8 Tax Matters. WWTI (with respect to the Business) has filed or has caused to be filed all Federal, state, local and foreign tax returns and reports required to have been filed relating to the Business. The Subsidiaries (other than the Minority Subsidiaries) have filed or caused to be filed all tax returns and reports required to have been filed relating to the Business, except for failures to file returns and reports which could not reasonably be expected to have a Material Adverse Effect. All amounts shown on such returns and reports are accurate and Seller has or will have caused to be paid all Taxes shown as due and payable on such returns and reports, except for the portion of such Taxes being contested in good faith. Except as set forth on Schedule 3.8, neither Seller, WWTI nor any of the Subsidiaries (other than any Minority Subsidiary) nor any Affiliate of any of them has received notice of: (a) any audit or examination of any tax return relating to the Business; or (b) any material adjustment proposed by any governmental agency of any liability for Taxes relating to the Business.

     3.9 Litigation. Except as set forth on Schedule 3.9, there is no demand, suit, action, arbitration or legal, administrative or other proceeding, or claim known to Seller, pending or, to Seller's knowledge, threatened against any of the Subsidiaries (other than any Minority Subsidiary) and WWTI (with respect to the Business) which could individually or collectively reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.9, none of the Subsidiaries (other than any Minority Subsidiary) and WWTI (with respect to the Business) are subject to any order, judgment, decree, stipulation or consent of or with any court, governmental body, agency or instrumentality, domestic or foreign, which could reasonably be expected to have a Material Adverse Effect.

     3.10 ERISA. (a) Schedule 3.10 contains a list of all Benefit Plans (i) maintained or sponsored by Seller for employees of WWTI and its Divisions or
(ii) with respect to which Seller is obligated to contribute for employees of WWTI and its Divisions, or (iii) that otherwise cover any of the current or former employees of WWTI and its Divisions, or their beneficiaries ("SELLER PLANS").

     (b) With respect to each Seller Plan, Seller has made available to Purchaser a true and correct copy of (i) such Seller Plan (or in the case of an unwritten Seller Plan, a written summary thereof); (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS"), (iii) each trust agreement, if any, relating to such Seller Plan and (iv) the most recent actuarial report or valuation relating to a Seller Plan subject to Title IV of ERISA.

     (c) Except as set forth on Schedule 3.10, each of the Seller Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in material compliance with all applicable Laws and in material compliance with the Plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Seller Plan is or is proposed to be under audit or investigation, and no completed audit of any Seller Plan has resulted in the imposition of any tax, fine or penalty which has not been satisfied. To the knowledge of the Seller, no prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Seller Plan exists or has occurred which could impose any material liability on the Purchaser. To the knowledge of the Seller, neither Seller nor any member of Seller's controlled group of corporations (within the meaning of Sections 414(b), 414(c) and 414(m) of the Code ("CONTROLLED GROUP MEMBER")) nor any administrator or fiduciary of any Seller Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject Seller, any Subsidiary, or any Controlled Group Member to any material liability for a breach of fiduciary duty or other duty under ERISA or any other applicable Law. Except as set forth in Schedule 3.10, no post-retirement benefits are provided under any Seller Plan that is a welfare benefit plan as described in ERISA
Section 3(1) except as required under Section 4980B of the Code.

     (d) Except as set forth in Schedule 3.10, no Seller Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(30) of ERISA or a defined benefit plan as defined in Section 3(35) of ERISA.

     (e) With respect to the Seller Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Seller, there exists no condition or set of circumstances, that is reasonably likely to have a Material Adverse Effect under ERISA, the Code, or any applicable law, in connection with the Seller Plans.

     (f) With respect to the Seller Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, in the Financial Statements.

     (g) Except as set forth on Schedule 3.10, WWTI and the Divisions have no obligation to contribute to any Benefit Plan of the type described Title IV of ERISA, including but not limited to, in Sections 4062, 4063 or 4064 of ERISA or
Section 413(c) of the Code (any of which shall be hereinafter called a "TITLE IV PLAN"). Except as set forth on Schedule 3.10, Seller does not have any liability, and after the Closing Date Seller will not have any liability (i) under Code Section 412(n), with respect to any Benefit Plan sponsored or maintained by a Controlled Group Member, and (ii) under Title IV of ERISA with respect to any Benefit Plan sponsored or maintained by a Controlled Group Member, including, but not limited to, any withdrawal liability under a Multiemployer Plan, as defined below, incurred within the five-year period ending on the date of execution of this Agreement and any liability for unfunded benefits under a defined benefit pension plan terminated or transferred out of any corporation that may be aggregated with Seller under ERISA Section 4001(a)(14) or ERISA Section 4001(b) (the "CONTROLLED GROUP") within the five-year period ending on the date of execution of this Agreement.

     (h) Schedule 3.10 discloses each Seller Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code ("QUALIFIED PLAN"). With respect to each Qualified Plan, a determination letter (or opinion or notification letter, if applicable) has been received from the IRS that such plan is qualified under Section 401(a) of the Code, as amended by the Tax Reform Act of 1986 and all subsequent Code amendments, and the Treasury Regulations thereunder, and exempt from federal income tax under Section 501(a) of the Code. To the knowledge of the Seller, no fiduciary of any Qualified Plan, nor any agent of the foregoing, has done or failed to do anything that would adversely affect the qualified status of the Qualified Plan or the qualified status of any related trust.

     (i) Schedule 3.10 contains a list of all Material Non-U.S. Pension Plans (as defined below) (i) maintained or sponsored by the Subsidiaries for their non-U.S. employees or (ii) with respect to which the Subsidiaries are obligated to contribute for their non-U.S. employees, or (iii) that otherwise cover any of the current or former non-U.S. employees of the Subsidiaries and their beneficiaries. For purposes of this Agreement, a "NON-U.S. PENSION PLAN" is a written employee benefit plan that provides retirement or pension benefits to the non-U.S. employees of any of the Subsidiaries, excluding any plans maintained or required by applicable law or governmental authorities. The Seller has heretofore delivered or made available to Purchaser copies or summaries of all such plans.

     (j) Except as set forth on Schedule 3.10, each of the Non-U.S. Pension Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in material compliance with all applicable Laws and in material compliance with the governing document, trust agreement, insurance policy or other writing creating the same or applicable thereto.

     3.11 Material Contracts. Set forth on Schedule 3.11 is a list of all Material Contracts. There have been made available to Purchaser copies of all Material Contracts that are in writing (including all amendments thereto, if any). The Material Contracts are the valid and binding obligation of Seller, WWTI or the Subsidiaries (as the case may be). None of Seller, WWTI or the Subsidiaries (as the case may be) is in Default thereunder, nor, to the knowledge of Seller, is any other party to any such Material Contract in Default thereunder except any such Default (i) as to which requisite waivers or consents have been obtained, (ii) which is curable and is cured within the applicable period for cure permitted under the contract, (iii) relating to the matters disclosed on Schedule 3.9, or (iv) that could not reasonably be expected to have a Material Adverse Effect.

     3.12 Brokers. No broker or investment banker acting on behalf of Seller or its Affiliates or under the authority of any of them is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Purchaser in connection with any of the transactions contemplated herein.

     3.13 Environmental. Except as disclosed on Schedule 3.13 or Schedule 2.1(c)(I):

           (a) To Seller's knowledge, there have been, and there exist, no events, incidents, conditions, actions, agreements or circumstances which could reasonably be expected to give rise to any liability, loss or expense under any Environmental Law, or form the basis for any Environmental Action, with respect to Seller or WWTI (with respect to the Business) or the Subsidiaries, or any Real Property or property subject to the Leases, which liability, loss or expense or Environmental Action could reasonably be expected to have a Material Adverse Effect. None of Seller, WWTI, or any of the Subsidiaries (during the period affiliated with Seller and excluding Minority Subsidiaries) has received any written notice from any governmental authority or other person, and to the knowledge of Seller, no such notice has been issued to any other Person which indicates the occurrence or existence of events, incidents, conditions, actions, agreements or circumstances which could reasonably be expected to give rise to any liability, loss or expense under any Environmental Law or form the basis for any Environmental Action with respect to Seller or WWTI (with respect to the Business), the Divisions or Subsidiaries (other than any Minority Subsidiary) or the Real Property or property subject to the Leases, in each case which liability, loss or expense or Environmental Action could reasonably be expected to have a Material Adverse Effect.

          (b) No Hazardous Material is being or, to Seller's knowledge, has been, Released on or to any property or facility owned, leased, or operated by Seller or WWTI (with respect to the Business), the Subsidiaries (other than any Minority Subsidiary) or the Divisions in such manner that under any Environmental Law: (i) would impose liability for damages, investigation, or Response Actions that could reasonably be expected to have a Material Adverse Effect; (ii) would affect the value of the Domestic Assets, Divisions or Subsidiaries (other than any Minority Subsidiary) (or their respective businesses, property or assets) that could reasonably be expected to have a Material Adverse Effect; or (iii) would result in the imposition of a Lien (other than Permitted Exceptions) on the property or assets of the Divisions or Subsidiaries (other than any Minority Subsidiary). No notice of any restriction on present or future use is required to be placed at any Real Property or property subject to a Lease or in any deed to any Real Property, which restriction could reasonably be expected to materially interfere with the continued use of such Real Property or property subject to a Lease in the conduct of normal business operations.

          (c) No Hazardous Material has been Released at any other site by the Divisions or Subsidiaries (during the period affiliated with Seller and excluding Minority

     Subsidiaries) or by any contractor or agent acting on their behalf during the applicable period (including but not limited to any person transporting or distributing Hazardous Materials on behalf of the Divisions or Subsidiaries, other than any Minority Subsidiary) in such manner that under any Environmental Law would impose liability for damages, investigation, or Response Actions, which liability could reasonably be expected to have a Material Adverse Effect.

          (d) To Seller's knowledge, any underground or aboveground storage tanks and associated piping currently on the Real Property are in sound condition and have been properly maintained, tested and monitored in compliance with applicable Environmental Laws in all material respects, and no spills or leaks have occurred from or in relation with such tanks and piping on the Real Property or property subject to a Lease, which spills or leaks could reasonably be expected to have a Material Adverse Effect. To Seller's knowledge, any tanks on the Real Property or property subject to a Lease which were previously removed from service while such property was controlled by a Division or Subsidiary (while affiliated with Seller and excluding Minority Subsidiaries) have been properly closed, in compliance with all applicable Environmental Laws. With respect to each such tank which has been removed from service or closed, except for instances which would not have a Material Adverse Effect, testing and observations confirm either that there were no spills, leaks or other contamination related to such tanks and associated piping, or that any such contamination has been removed.

          (e) Seller, WWTI (with respect to the Business), and the Subsidiaries (other than any Minority Subsidiary) possess all Environmental Approvals required for the conduct of the Business and the operations on, and uses of, the Real Property and property subject to the Material Leases, in the manner in which the Business, operations and uses are currently being conducted, except where the failure to do so could not reasonably be expected to materially interfere with such Business, operations or use.
     Schedule 3.13 sets forth a list of all such Environmental Approvals, identifying the nature thereof. All such Environmental Approvals are in full force and effect, and each such Environmental Approval is final, any fixed period for appeal or review having elapsed. To the knowledge of Seller, WWTI and the Subsidiaries, no suit, action, proceeding or appeal is pending or threatened to revoke, suspend or materially and adversely modify (except the permitting process at WCAI) any such Environmental Approval. Neither Seller, WWTI, nor any Division or Subsidiary (other than a Minority Subsidiary) has received notice from a Governmental Authority that it is in material violation of any such Governmental Approval.

          (f) Seller, WWTI (with respect to the Business), the Divisions and Subsidiaries (other than any Minority Subsidiary) have made all Governmental Filings required under all applicable Environmental Laws with respect to the conduct of the Business and the operations on, and use of, the Real Property and property subject to the Leases, in the manner in which the Business, operations and use are currently being conducted, expect for such filings, the absence of which could not reasonably be expected to materially interfere with such Business, operations or use.

     3.14 Qualification. Each of the Subsidiaries (other than any Minority Subsidiary) is duly qualified to do business in each jurisdiction where the conduct of its business or ownership of its properties requires such qualification, except where the failure to qualify could not reasonably be expected to have a Material Adverse Effect. None of Seller, WWTI, (with respect to the Business) or the Subsidiaries (other than any Minority Subsidiary) is subject to any contractual restriction that prohibits it from carrying on the Business in the areas of the world where the Business has been conducted, except for such restrictions that could not reasonably be expected to have a Material Adverse Effect.

     3.15 Compliance with Law; Regulatory Compliance. (a) Except as set forth in Schedule 3.15, none of WWTI or Seller (with respect to the Business), the Divisions or the Subsidiaries (other than any Minority Subsidiary) is or has within the past three years (or such shorter period of time that the Subsidiary in question has been an Affiliate of Seller) been in violation of any applicable Law (excluding Environmental Laws), ordinance or other requirement of any governmental authority relating to it or its securities, property, operations or business, which has resulted in a fine or penalty in excess of $10,000, nor does Seller have notice of any such violation.

     (b) Seller and WWTI (with respect to the Business), and the Divisions and Subsidiaries possess (other than any Minority Subsidiary), or have made timely application for, all governmental approvals with and under all Laws (excluding Environmental Laws) required to carry on the Business as presently conducted (the "GOVERNMENTAL APPROVALS"), except for such Governmental Approvals the absence of which could not reasonably be expected to materially interfere with the continued conduct of the Business in the normal course. Schedule 3.15 sets forth a list of all Governmental Approvals (other than Environmental Approvals) referred to in the foregoing sentence, identifying each such Governmental Approval by number and indicating the holder, the issuer and the nature thereof. All such Governmental Approvals referred to in the foregoing sentence are in full force and effect. Neither Seller, WWTI (with respect to the Business) nor any Division or Subsidiary (other than any Minority Subsidiary) is in violation of any such Governmental Approval, which violation could reasonably be expected to materially interfere with the continued conduct of the Business in the ordinary course. Except as disclosed in Schedule 3.15, no proceeding is pending or, to the knowledge of Seller, threatened to revoke, suspend or materially modify any Governmental Approval (other than Environmental Approvals) or deny any renewal thereof, except any such matter that could not reasonably be expected to Materially interfere with the continued conduct of the Business in the ordinary course.

     (c) Except as disclosed in Schedule 3.15, Seller, WWTI, the Divisions and the Subsidiaries (other than any Minority Subsidiary) have made all governmental filings required to be made with any governmental authority with respect to the operation of the Business, except for filings under Environmental Laws and such filings the absence of which could not reasonably be expected to Materially interfere with the continued conduct of the Business in the ordinary course.

     3.16 Financial Statements. Schedule 3.16 is a true and complete copy of the unaudited, combined Balance Sheet as of August 31, 1996 and the related unaudited, combined statement of income, before tax, for the eight-month period then ended for the Business (including the Minority Subsidiaries) (together, the "FINANCIAL STATEMENTS"). Except as disclosed in Schedule 2.3 hereto, the Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the Accounting Conventions) and in accordance with the Accounting Conventions and fairly present the financial position of the Business as at such date and the results of the operation of the Business for the period then ended.

     3.17 Indebtedness; Parent Guarantees. (a) Schedule 3.17 sets forth a list of each instrument which evidences Indebtedness, and the aggregate principal amount thereof outstanding as of the date hereof, and lists each such instrument that contains a restriction, limitation or encumbrance, of any kind, on the ability of any Subsidiary (other than any Minority Subsidiary) to pay dividends on its respective capital stock. All of such instruments are the valid and binding obligation of the Subsidiaries or Divisions (as the case may be). None of Seller, WWTI, the Subsidiaries (other than any Minority Subsidiary) or Divisions (as the case may be) is in Default thereunder nor, to the knowledge of Seller, is any other party to any such instrument in Default thereunder, nor, to the knowledge of Seller, does any condition exist that, with the giving of notice or lapse of time or both, would constitute a Default thereunder, which Default could reasonably be expected to have a Material Adverse Effect. "INDEBTEDNESS" as used herein shall mean, with respect to Seller or WWTI (in connection with the Business), the Subsidiaries (other than any Minority Subsidiary) or Divisions (other than, in each case, amounts due to Seller or any Affiliate of Seller or other amounts constituting intercompany accounts): (i) all indebtedness as of August 31, 1996 for borrowed money, draws under letters of credit or amounts due under bonds; (ii) all indebtedness for borrowed money of any Person secured by any Lien upon any Domestic Asset or property or asset of any Subsidiary or guaranteed by any Subsidiary (other than customary rights of off-set or other rights with respect to funds or documents in possession of a bank); and (iii) all amendments, renewals, extensions or refundings of any of the foregoing. Schedule 3.17 sets forth a list of the Parent Guarantees.

     (b) Except as described in Schedule 3.17, to the knowledge of Seller, there are no claims for indemnity asserted by any officer, director or employee of the Subsidiaries (other than any Minority Subsidiary) or Divisions which remain unresolved.

     (c) None of the Subsidiaries (other than any Minority Subsidiary) has guaranteed or assumed any Indebtedness or liability of Seller or any Affiliate of Seller.

     3.18 Employment. (a) Schedule 3.18 sets forth a list of all employment agreements with any officer, director or employee of the Divisions or Subsidiaries (other than any Minority Subsidiary) (a) entered into outside the ordinary course of business in the case of non-United States Subsidiaries (as evaluated by reference to the custom and practice of the jurisdiction of incorporation of the Subsidiary at issue) or (b) providing for severance payments exceeding $100,000 in excess of statutorily required amounts (the "EMPLOYMENT AGREEMENTS"). Seller has previously furnished to Purchaser copies of all Employment Agreements, together with all amendments thereto (if any). Since the date of the Balance Sheet, none of Seller or WWTI (with respect to the Business) or any Subsidiary (other than any Minority Subsidiary) or Division has
(i) effected any Material increase in salary, wage or other compensation of any kind, whether current or deferred, to any officer, director or employee, other than in the ordinary course of business in accordance with past practice, or as required by applicable Law or any Employment Agreement, or (ii) made any contribution to any trust or plan for the benefit of employees except as required by the terms thereof as now in effect. Set forth at Schedule 3.18 is a list of (or Seller will provide prior to Closing a list of) all officers and directors of the Subsidiaries.

     3.19 Labor Relations. Except as set forth on Schedule 3.9 or Schedule 3.19, no employee of the Subsidiaries (other than any Minority Subsidiary) or Divisions is represented by any union or other labor organization and no collective bargaining agreements with respect to the Business are in effect. No representation election, arbitration proceeding, grievance, labor strike, slowdown or stoppage is pending or, to the knowledge of Seller, threatened against, the Subsidiaries (other than any Minority Subsidiary) or Divisions, which in any case could reasonably be expected to materially interfere with the continued conduct of the Business in the ordinary course. No complaint with respect to the Subsidiaries (other than any Minority Subsidiary) or Divisions is pending or, to the knowledge of Seller, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local or foreign agency, by or on behalf of any employee of the Subsidiaries (other than any Minority Subsidiary) or Divisions, other than as disclosed on any Schedule hereto, which complaint could reasonably be expected to have a Material Adverse Effect.

     3.20 Inventory. All of the finished goods inventories of the Subsidiaries (other than any Minority Subsidiary) or Divisions are, net of reserves on the Balance Sheet, saleable in the ordinary course of the business within a reasonable time.

     3.21 Receivables. All receivables of the Subsidiaries (other than any Minority Subsidiary) and Divisions arose or will arise from transactions of such Subsidiaries and Divisions in the ordinary course of business.

DISCLAIMERS:
-----------

The representations and warranties set forth in this Article III shall not apply with respect to any Minority Subsidiary or the Excluded Businesses. No representation is made, and all representations, express, implied or otherwise, are disclaimed, with respect to any Minority

Subsidiary including, without limitation, the operations, assets, capitalization, stock or liabilities thereof. The foregoing disclaimer shall not apply to the representations set forth in the last sentence of Section 3.2(a).

EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, PURCHASER IS ACQUIRING THE SHARES AND THE DOMESTIC ASSETS SOLELY IN RELIANCE ON ITS OWN INVESTIGATION. SELLER DISCLAIMS ALL EXPRESS WARRANTIES NOT CONTAINED IN THIS AGREEMENT AND ALL IMPLIED WARRANTIES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO MACHINERY, EQUIPMENT AND OTHER TANGIBLE ASSETS. PURCHASER IS ACQUIRING ALL TANGIBLE ASSETS ON AN "AS-IS, WHERE-IS" BASIS. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.13 HEREOF, PURCHASER WAIVES ALL RIGHTS TO INDEMNIFICATION OR CONTRIBUTION FOR ENVIRONMENTAL CONDITIONS AGAINST SELLER ON, AT, OR MIGRATING FROM THE REAL PROPERTY OR PROPERTY SUBJECT TO THE LEASES, INCLUDING, WITHOUT LIMITATION, ANY RIGHTS TO INDEMNIFICATION OR CONTRIBUTION PURSUANT TO THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT AND ANY SIMILAR STATE LAWS.

Seller disclaims any representations or warranties to Purchaser, except as specifically set forth in this Agreement. In particular, Seller disclaims any representation or warranty with respect to any information concerning the Subsidiaries and Divisions, the Business or the Domestic Assets including, without limitation, any financial projection or forecast relating to the Business, the Domestic Assets or the Subsidiaries and Divisions. With respect to any such projection or forecast delivered to Purchaser, Purchaser acknowledges that (a) there are uncertainties inherent in such projections and forecasts and
(b) Purchaser is familiar with such uncertainties and takes full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts. Purchaser shall have no claim against Seller, and Seller shall have no liability to Purchaser, with respect to any such disclaimed information, including, without limitation, any financial projection or forecast relating to the Subsidiaries and Divisions, the Business or the Domestic Assets.


                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller as follows:

     4.1 Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority to carry out its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by: (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally; or (b) legal and equitable limitations on the availability of specific remedies. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby and performance by Purchaser of its obligations hereunder will not violate or conflict with any provision of: (A) the Certificate of Incorporation or by-laws of Purchaser; or (B) any applicable Law or agreement which violation could reasonably be expected to have a material adverse effect on the financial condition of Purchaser. The failure of any Person claiming through Purchaser and not a party hereto to authorize or approve this Agreement or the transactions contemplated hereby will not give any Person the right to enjoin, rescind or otherwise prevent or impede the purchase or the other transactions contemplated hereby.

     4.2 Brokers. No broker or investment banker acting on behalf of Purchaser is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Seller or any of its Affiliates in connection with any of the transactions contemplated hereby. Purchaser shall pay all fees due to Donaldson, Lufkin & Jenrette Securities Corporation arising in connection with this Agreement.

     4.3 Securities. Purchaser hereby acknowledges that the Shares being purchased by Purchaser hereunder are not registered under the Securities Act of 1933 or registered or qualified for sale under any state or foreign securities Law and cannot be resold without registration thereunder or exemption therefrom. Purchaser is acquiring such Shares for its own account as principal, for investment and not with a view toward the sale or distribution thereof. Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in such Shares and has the ability to bear the economic risks of such investment.

     4.4 Financing. At Closing, Purchaser shall have sufficient funds available to effect the purchases and other obligations of Purchaser hereunder.


                                   ARTICLE V

                              COVENANTS OF SELLER

     Seller hereby covenants to and agrees with Purchaser as follows:

     5.1 Corporate and Other Actions. Prior to the Closing Date, Seller shall use all commercially reasonable efforts to fulfill its obligations under this Agreement and to consummate the transactions contemplated hereby.

     5.2 Full Access. Prior to the Closing Date, Seller shall cause the Subsidiaries and Divisions to afford Purchaser and its counsel, accountants and other authorized representatives, with reasonable prior notice, reasonable access during normal business hours (when accompanied by an authorized representative of the Subsidiaries and Divisions) to the respective premises, properties, personnel, books and records of the Business. Purchaser shall cooperate with Seller to minimize the disruption occasioned by such access.

     5.3 Ordinary Course of Business. Prior to the Closing Date, Seller shall cause the Subsidiaries (other than the Minority Subsidiaries) and Divisions to be operated in the usual and ordinary course of business in substantially the same manner as heretofore conducted, to pay all debts and Taxes when due (subject to good faith disputes over such debts or Taxes) and to pay or perform all other obligations when due (subject to good faith disputes). Except as otherwise consented to in writing by Purchaser, Seller shall use its commercially reasonable efforts consistent with past practices and policies to
(a) preserve intact the assets and properties of the Business, (b) keep available the services of the present officers and key employees of the Business, and (c) preserve relationships with customers, suppliers, distributors, licensors, licensees, and others having dealings with the Business; it being understood that the matters referred to in clauses (a), (b) and (c) above may be adversely affected by the announcement of the transactions contemplated hereby. Seller shall promptly notify Purchaser of any occurrence not in the ordinary course of business of the Business, which occurrence could reasonably be expected to have a Material Adverse Effect. In particular, and not by means of limitation, none of the Subsidiaries (excluding the Minority Subsidiaries) shall, except as permitted by this Agreement or as required by applicable Law, (i) issue any shares of, or any securities convertible into any shares of, their respective capital stock or share capital, or any other securities, accept any subscription for shares of their respective capital stock, issue options, warrants or similar instruments granting the right to purchase any shares of their respective capital stock, (ii) declare, pay or set aside for payment, any dividend or other distribution on their respective capital stock or share capital, (iii) directly or indirectly, redeem, purchase or otherwise acquire any shares of their respective capital stock or share capital, (iv) alter, amend or repeal any provision of its articles of incorporation or bylaws or other organic documents, (v) change the number or identity of its directors (other than as a result of the death, retirement or resignation of a director), or (vi) form or acquire any subsidiaries not existing as of the date of this Agreement. In addition, and not in limitation of the foregoing, between the date hereof and the Closing Date, Seller shall cause WWTI (with respect to the Business) and Subsidiaries (other than the Minority Subsidiaries) to:

          (A) preserve and maintain the corporate existence of Seller, WWTI and the Subsidiaries (other than the Minority Subsidiaries) and all rights, privileges and franchises reasonably necessary or desirable in the normal conduct of the Business, except to the extent contemplated by any transactions permitted by this Agreement;

          (B) not (except in the ordinary course of business) purchase any assets or stock of any corporation, partnership, association or other business organization or entity or any division thereof for use in the Business or by the Subsidiaries (other than the Minority Subsidiaries), nor agree to do so;

          (C) not sell, lease, assign, transfer or otherwise dispose of any of the assets of the Business (including, without limitation, Intellectual Property), nor suffer to exist or create any Lien on any of the assets of the Business, except as permitted by this Agreement or in the ordinary course of business and except that assets which are obsolete may be disposed of;

          (D) not incur any Indebtedness in excess of $1,000,000, (other than intercompany Indebtedness with respect to the Divisions) or the issuance of or drawings under letters of credit or utilization of overdraft facilities, each in the ordinary course of Business;

          (E) not, except in the ordinary course of business, enter into, modify or terminate any Material Contracts or Leases or Employment Agreements, or agree to do so;

          (F) maintain the books, accounts and records of the Business in the usual, ordinary and regular manner and in material compliance with all applicable Laws;

          (G) use its commercially reasonable efforts to meet its obligations under all Material Contracts and Leases and not become in Default thereunder;

          (H) maintain the assets of the Business in good repair, order and condition, reasonable wear and tear excepted, and maintain insurance upon the Business and assets thereof at least comparable in amount and kind to that in effect on the date hereof;

          (I) not authorize or make any capital expenditure in connection with the Business in excess of $1,000,000 individually, except for the matters set forth on Schedule 5.3(I); and

          (J) use its commercially reasonable efforts not to violate any Law applicable to the Business, nor violate any order, injunction or decree applicable thereto.

     5.4 Payment of Taxes. Prior to Closing, Seller shall pay or cause to be paid on a timely basis, or provide an adequate reserve for, all Taxes that have accrued with respect to the operations of the Subsidiaries (other than the Minority Subsidiaries) for the Seller Tax Period.

     5.5 HSR FILINGS. AS PROMPTLY AS PRACTICABLE, SELLER SHALL (IN COOPERATION WITH pURCHASER) MAKE ALL FILINGS AND SUBMISSIONS UNDER THE HSR ACT AND ANY FOREIGN COMPETITION, INVESTMENT, FOREIGN EXCHANGE, TAX OR OTHER FOREIGN LAWS.

     5.6 Litigation Support and Access After Closing. In the event and for so long as Purchaser or any of its Affiliates is a party to any action, suit, proceeding, hearing, investigation, complaint, claim or demand ("LITIGATION") in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on, prior to or after the Closing Date, involving the Business, the Domestic Assets or the Subsidiaries, Seller will cooperate with Purchaser and its counsel, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the Litigation. Seller acknowledges and agrees that, from and after the Closing, Purchaser will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating exclusively to the Business, other than the Excluded Assets or Retained Liabilities. Furthermore, for a period of five (5) years following the Closing Date, Seller shall preserve the books and records of the Business (to the extent possession thereof is not taken by Purchaser) and shall provide such access to such books and records as Purchaser shall reasonably request.

     5.7 No Solicitation. (a) Subject to Section 5.7(b) below, from and after the date hereof until the Closing Date, Seller shall not, directly or indirectly, through any officer, director, key employee, representative, Affiliate, or agent of Seller, the Divisions or any of the Subsidiaries, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of assets, sale of shares of capital stock or similar transactions to the extent involving the Domestic Assets or the Shares, other than the transactions with Purchaser contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "ACQUISITION PROPOSAL"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity reacting to, any Acquisition Proposal, or (iii) agree to approve or recommend any Acquisition Proposal. Seller shall notify Purchaser immediately upon receipt by Seller (or its advisors) of any Acquisition Proposal or any request for non-public information in connection with a possible Acquisition Proposal or for access to the properties, books or records of the Business by any person or entity. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

     (b) Nothing in this Agreement shall prohibit Seller from furnishing information to, or entering into discussions or negotiations with, or completing any transaction with any person or entity that makes an unsolicited written bona fide proposal to acquire all or any of the Domestic Assets or any of the Subsidiaries (whether pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or stock or asset purchase) and in respect of which such person or entity has the necessary funds or written commitments therefor if, and only to the extent that, the Board of Directors of Seller, after consultation with and based upon the written advice of counsel reasonably acceptable to Purchaser and the written advice of an banking firm reasonably acceptable to Purchaser that the Acquisition Proposal is more favorable to Seller from a financial point of view then the transaction contemplated by this Agreement, determines in good faith that such action is necessary for the Board of Directors of Seller to comply with its fiduciary duties to stockholders under applicable Law.

     5.8 Employee Solicitation. Until the second anniversary of the Closing Date, neither the Seller nor any subsidiary of Seller shall solicit any management employee employed by any of the Divisions or any of the Subsidiaries, at the time of the solicitation, to leave the employ of any of the Divisions or any of its Subsidiaries; provided, that nothing contained herein shall prevent or restrict the Seller or any of its subsidiaries from (i) soliciting or employing any individual to be employed by Seller or one of its subsidiaries in a business that is not competitive with the Business, (ii) employing any individual who responds to a general solicitation for employment made by or on behalf of the Seller or any of its subsidiaries, or (iii) employing any individual who, after the Closing, initiates contact with the Seller or any of its subsidiaries for purposes of seeking employment.

     5.9 Failure to Close. If (i) the transactions contemplated hereby are not consummated by December 31, 1996, (ii) Purchaser terminates this Agreement pursuant to Section 9.4(b), and (iii) Seller is in breach of its obligations under Section 5.7, then Seller shall pay Purchaser the amount of $20,000,000 as liquidated damages and not as a penalty. Seller shall pay such liquidated damages to Purchaser within three (3) business days after its receipt of Purchaser's notice of termination by wire transfer to an account designated by Purchaser in its notice of termination. Interest on any delinquent portion of such payment shall accrue at the rate of 10% per annum. Recovery of such liquidated damages shall be the sole and exclusive remedy of Purchaser against Seller if the events described in clauses (i), (ii) and (iii) above occur. Purchaser shall be entitled to recover such liquidated damages regardless of the amount of damages actually incurred, the parties agreeing that actual damages would be difficult to determine and that the amount set forth herein is a fair and equitable amount to compensate Purchaser.

     5.10 Filings. Seller shall be solely responsible for (i) all late filing penalties assessed by the IRS and the U.S. Department of Labor ("DOL") respecting any 5500 form for any Benefit Plan and (ii) taxes or penalties levied by the IRS or DOL respecting the lack of a written plan document containing any Benefit Plan, including but not limited to Seller's severance pay plan.

     5.11 Insurance. Seller will comply with its obligations under the Insurance Agreement as if such obligations were set forth fully herein.

                                  ARTICLE VI

                            COVENANTS OF PURCHASER

     Purchaser hereby covenants to and agrees with Seller as follows:

     6.1 Corporate and Other Actions. Prior to the Closing Date, Purchaser shall use all commercially reasonable efforts to fulfill its obligations under this Agreement and to consummate the transactions contemplated hereby. Purchaser shall promptly file and prosecute applications for any licenses and permits required for it to own the Domestic Assets or own the Shares.

     6.2 Confidentiality. Purchaser affirms its obligations under the letter agreement dated July 23, 1996 between WWTI and Purchaser.

     6.3 Employees; Benefit Plans. (a) For periods on and after the Closing Date, Purchaser shall employ, or cause the Subsidiaries to continue to employ, the employees of the Subsidiaries and Divisions, and to allow such employees to participate in Purchaser's current employee benefit plans. Notwithstanding the foregoing, Purchaser shall not be required to so employ any of the employees listed on Schedule 6.3(e)(I) but may offer employment to any such employee prior to October 31, 1996 and, if such offer is accepted, such employee shall become an employee of Purchaser on the Closing Date; and provided that without the prior written consent of the Seller, Purchaser shall not employ, and shall not solicit for employment, those employees of the Business listed on Schedule 6.3(e)(II) hereto.

     Effective as of the Closing Date, employees of the Subsidiaries and Divisions shall cease to participate in all Seller Plans. Employees of the Subsidiaries and Divisions shall be given credit for their service with the Seller and its Affiliates under the employee benefit plans, programs and arrangements maintained by Purchaser (the "PURCHASER PLANS") for their service with the Seller and its affiliates for purposes of any eligibility requirements and waiting periods, and such employees shall be treated as having satisfied any applicable pre-existing condition limitations, deductibles, copayments and out-of-pocket limits under the Purchaser Plans to the extent that such items would have been satisfied under the Benefit Plan in which the employee participated immediately prior to the Closing Date that provided the same category or type of benefit.

     (b) As soon after the Closing hereunder as is reasonably possible, the assets and liabilities under the Wheelabrator-Rust Savings and Retirement Plan ("SELLER'S 401(K) PLAN") allocable to the employees of Seller who will be employed by Purchaser subsequent to the Closing hereunder ("TRANSFERRED EMPLOYEES") shall be transferred directly from the Seller's 401(k) Plan and the trust fund thereunder to the United States Filter Corporation 401(k) Plan ("PURCHASER'S 401(K) PLAN") and the trust fund thereunder in accordance with the requirements of Section 401(a)(12) of the Code, and subject further to the 30-day advance-notification-to-the-

IRS requirement under Section 6058(b)of the Code if required by the existence of a suspense account under the Seller's 401(k) Plan or for any other reason.
After the date of such transfer of assets and liabilities under the Seller's 401(k) Plan and trust fund thereunder to the Purchaser's 401(k) Plan and trust fund thereunder, all of the rights and options applicable to the Transferred Employees' account balances under the Seller's 401(k) Plan shall be preserved as to such account balances under the Purchaser's 401(k) Plan, and all subsequent benefit accruals allocable to the Transferred Employees under the Purchaser's 401(k) Plan shall be based on the terms and provisions of the Purchaser's 401(k) Plan. Seller and Purchaser shall take all corporate actions and execute all documents, including, but not limited to, Plan amendments and 5310-A filings, as are necessary to effect the foregoing spin-off from the Seller's 401(k) Plan to the Purchaser's 401(k) Plan.

     (c) The parties acknowledge and agree that all provisions contained in this Agreement with respect to Benefit Plans or employee compensation are included for the sole benefit of the respective parties hereto and shall not create any right in any other Person, including, without limitation, any employees of the Divisions and Subsidiaries, any participant in any Benefit Plan or any beneficiary thereof.

     (d) The Purchaser agrees that it shall be responsible for all termination and severance payments with respect to employees of the Divisions and Subsidiaries (including the employees listed on Schedule 6.3(e)(I) who become employees of Purchaser on the Closing Date, but excluding the employees listed on Schedule 6.3(e)(II) and the employees listed on Schedule 6.3(e)(I) who do not become employees of Purchaser on the Closing Date) arising on account of events occurring after the Closing Date.

     6.4 Full Access. From and after the Closing Date, Purchaser shall cause the Subsidiaries and Divisions to afford Seller and its counsel, accountants and other authorized representatives, with two days' prior notice, reasonable access during normal business hours (when accompanied by an authorized representative of the Subsidiaries and Divisions) to the respective premises, properties, personnel, books and records of the Subsidiaries and Divisions and any other assets or information that Seller reasonably deems necessary to prepare the Closing Balance Sheet and any report or return required to be filed by Seller including, without limitation, any tax return. Personnel of the Subsidiaries and Divisions shall assist Seller in the preparation of the Closing Balance Sheet; however, Seller shall not be obligated to compensate such personnel, Purchaser or Subsidiaries and Divisions for such assistance.

     6.5 Insurance. Purchaser will comply with its obligations under the Insurance Agreement as if such obligations were set forth fully herein.

     6.6 Use of Name. Purchaser shall refrain, and shall cause its Affiliates to refrain, from using the name "Wheelabrator" or any derivation thereof, except in accordance with the provisions of the "TRADE NAME AND SERVICE MARK LICENSE AGREEMENT" to be executed by the parties in the form of Exhibit D hereto.

     6.7 HSR Filings. As promptly as practicable, Purchaser shall (in cooperation with Seller) make all filings and submissions under the HSR Act and any foreign competition, investment, foreign exchange, tax or other foreign laws.

     6.8 Litigation Support and Access After Closing. In the event and for so long as Seller or any of its Affiliates is a party to any action, suit, proceeding, hearing, investigation, complaint, claim or demand ("LITIGATION") in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on, prior to or after the Closing Date, involving the Business, the Domestic Assets or the Subsidiaries, Purchaser will cooperate with Seller and its counsel, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the Litigation. Purchaser acknowledges and agrees that, from and after the Closing, Seller will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating exclusively to the Excluded Assets or Retained Liabilities, to the extent that such items are in Purchaser's control.

     6.9 Parent Guarantees. Purchaser will use its best efforts to obtain the release of all Parent Guarantees as of the Closing Date, whether by substituting its own credit or guarantee therefor, or otherwise. In the event that any Parent Guarantees nevertheless remain outstanding following the Closing Date, Purchaser shall indemnify and hold harmless the Seller from any Losses or other payments made or demanded to be made thereunder, and shall not take any action that increases the amount of any Parent Guarantee.

     6.10 Knowledge. Purchaser shall promptly inform Seller, by written notice, of any breach of Seller's representations and warranties of which Purchaser obtains knowledge.


                                  ARTICLE VII

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                                  OF PURCHASER

     The obligation of Purchaser to purchase the Shares and Domestic Assets as provided herein is, at the option of Purchaser, subject to satisfaction of each of the following conditions precedent on or before the Closing Date:

     7.1 Warranties True. The representations and warranties of Seller contained herein shall be true and correct in all Material respects as of the date of this Agreement and (except to the extent such representations and warranties are made as of an earlier date, which representations and warranties shall be true and correct in all Material respects at and as of such date) as of the Closing Date as though made on and as of the Closing Date, in each case giving effect to any updates of Schedules delivered by Seller to Purchaser reflecting events occurring or arising between the date of this Agreement and the Closing Date (which updates shall not include any updates to Schedule 3.6, and shall not identify matters that are, individually or in the aggregate, Materially adverse).

     7.2 Compliance with Agreements and Covenants. Seller shall have performed and complied with, in all Material respects, its obligations and agreements hereunder.

     7.3 HSR Act. All required notice and waiting periods under the HSR Act shall have expired or otherwise been terminated.

     7.4 Injunctions. No court or governmental authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the sale of any substantial part of the Domestic Assets and the Shares.

     7.5 Deliveries by Seller. Seller shall be able to effect the deliveries required pursuant to Section 9.2 below.

     7.6 No Material Adverse Change. There shall not have occurred, between the date of this Agreement and the Closing Date, any Material Adverse Change.

     7.7 Materiality Standard. For purposes of Section 7.1 and Section 7.6 above (and only for such purposes), the parties agree that one or more circumstances or events shall not be deemed to be "Material" if the aggregate adverse economic effect of such circumstances or events does not exceed 10% of the Purchase Price. The parties agree that the 10% standard in this Section 7.7 shall not be an admission on the part of either of them that any other issues involving an interpretation of the term "material" or any derivation thereof as it appears other than in Section 7.1 or Section 7.6 hereof shall be addressed in the context of such standard, and the parties expressly and forever covenant and agree that they will not use this Section 7.7 in making any such interpretation.


                                 ARTICLE VIII

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligation of Seller to cause the sale of the Shares and the Domestic Assets as provided herein is, at the option of Seller, subject to the satisfaction of each of the following conditions precedent on or before the Closing Date:

     8.1 Warranties True. The representations and warranties of Purchaser contained herein shall be true and correct in all Material respects as of the date of this Agreement and (except to the extent such representations and warranties are made as of an earlier date, which representations and warranties shall be true and correct in all Material respects at and as of such date) as of the Closing Date as though made on and as of the Closing Date, in each case except for changes expressly contemplated by this Agreement.

     8.2 Compliance with Agreements and Covenants. Purchaser shall have performed and complied with, in all material respects, its obligations and agreements hereunder.

     8.3 HSR Act. All required notice and waiting periods under the HSR Act shall have expired or been waived.

     8.4 Injunctions. No court or governmental authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the sale of any substantial part of Domestic Assets and the Shares.

     8.5 Deliveries by Purchaser. Purchaser shall be able to effect the deliveries required pursuant to Section 9.3 below.


                                   ARTICLE IX

                                    CLOSING

     9.1 Closing. The Closing shall take place at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603 at 10:00 A.M. on or as of the last business day of a calendar month. The Closing shall take place within 10 days of the date on which all of the conditions precedent set forth in
Article VII and Article VIII have been satisfied or waived, or such other date as is mutually agreeable to Seller and Purchaser (the "CLOSING DATE").

     9.2  Seller's Deliveries.  At the Closing, Seller shall deliver to
Purchaser:

          (a) a certificate, signed by an officer of Seller, certifying satisfaction of the condition at Section 7.1 above;

          (b) certificates evidencing the Shares, duly endorsed in blank or accompanied by duly executed stock powers or ordres de mouvement, notarial deeds and/or such other transfer documents as may be necessary to transfer to Purchaser the Shares;

          (c) resignations of the respective Boards of Directors and officers of each of the Subsidiaries (other than the Minority Subsidiaries) as shall be designated by Purchaser in writing not less than five (5) days prior to the Closing Date;

          (d) a duly executed copy of the Trade Name and Service Mark License Agreement;

          (e) a bill of sale, deeds and instrument of assignment and other instruments reasonably deemed necessary by Purchaser for the conveyance of the Domestic Assets;

          (f) an assignment of all transferable licenses or permits included in the Domestic Assets;

          (g) a duly executed copy of the Business Development Agreement in the form of Exhibit E hereto;

          (h) updates of Seller's Schedules to this Agreement reflecting events occurring or arising between the date of this Agreement and the Closing Date (which Schedules shall supplement the Schedules attached hereto but shall not include any updates of Schedule 3.6, and shall not identify matters that are, individually or in the aggregate, Materially adverse);

          (i) a duly executed copy of the Insurance Agreement;

          (j) a duly executed copy of the Stock Retention Agreement, if required;

          (k) a duly executed copy of the Non-Competition Agreement;

          (l) documentation reasonably acceptable to Purchaser, making available to Purchaser the right to use the JD Edwards software currently utilized by Seller in the conduct of the Business;

          (m) any other items required to be delivered by Seller under the terms and provisions of this Agreement; and

          (n) any releases obtained of the Parent Guarantees.

     9.3 Purchaser's Deliveries. At the Closing, the Purchaser shall deliver to Seller:

          (a) a certificate, signed by an officer of Purchaser, certifying satisfaction of the condition at Section 8.1 above;

          (b) confirmation of the wire transfer to Seller of same-day funds in the amount of the Purchase Price;

          (c) a duly executed copy of the Trade Name and Service Mark License Agreement;

          (d) a duly executed copy of the Business Development Agreement;

          (e) a duly executed copy of the Non-Competition Agreement;

          (f) a duly executed copy of the Insurance Agreement;

          (g) a duly executed copy of the Stock Retention Agreement, if required;

          (h) a certificate, signed by a duly authorized officer of Purchaser on behalf of Purchaser, certifying that Purchaser has no knowledge of any breach of, or inaccuracy in, any of the representations and warranties of Seller set forth in this Agreement, except as set forth in such certificate (it being understood that upon delivery of such certificate, the contents thereof shall be deemed to be a representation and warranty of Purchaser);

          (i) assumption agreement, relating to the assumption by Purchaser of the Liabilities;

          (j) notarial deeds and/or such other transfer documents as may be necessary to transfer to Purchaser the Shares of certain of the Subsidiaries;

          (k) a duly executed copy of the Non-Competition Agreement;

          (l) any other items required to be delivered by Purchaser under the terms and provisions of this Agreement; and

          (m) any releases obtained of the Parent Guarantees.

     9.4  Termination.  This Agreement shall terminate:

          (a) upon the mutual agreement of Seller and Purchaser;

          (b) upon written notice from Purchaser to Seller if each of the conditions precedent set forth in Article VII has not been satisfied on or before December 31, 1996; or

          (c) upon written notice from Seller to Purchaser if each of the conditions precedent set forth in Article VIII has not been satisfied on or before December 31, 1996.

No termination of this Agreement shall release Seller from any liability under
Section 5.9. No party shall be relieved of liability for any breach of this Agreement, unless such breach is otherwise excused by the express terms hereof. Sections 5.6, 6.2, 12.1 and 12.14 shall survive the termination of this Agreement.

                                   ARTICLE X

                         SURVIVAL AND INDEMNIFICATION

          10.1 Survival. The representations and warranties of the parties contained herein or in any certificate or writing delivered pursuant hereto shall survive the Closing until the first anniversary of the Closing Date; provided, that, the representations and warranties contained at the last sentence of Section 3.2(a) and the first sentence of Section 3.6(b) shall survive the Closing forever. The covenants and agreements contained herein shall survive the Closing for the period designated or, if no period is so designated, forever.

          10.2 Indemnification by Seller. (a) Subject to the terms of Section 10.3, Seller agrees to indemnify, defend and hold harmless Purchaser, its officers, directors, Affiliates, successors and assigns (the "PURCHASER INDEMNIFIED PARTIES") against any and all Losses suffered by any Purchaser Indemnified Party from and after the point at which such Losses in the aggregate exceed $2,000,000 (at which point Seller shall indemnify Purchaser for all such Losses, beginning from the first dollar of such Losses) and

          (i) are caused by any breach of the representations, warranties, covenants (including, without limitation, Seller's failure to pay, perform and satisfy the Retained Liabilities) or agreements of Seller set forth in this Agreement, or

          (ii)  constitute Reserve Losses (as defined below), or

          (iii) result from a claim or cause of action brought by Betz Dearborn with respect to the matters identified on Schedule 2.1(b)(II);

provided, that, (A) no claim may be made, and no Losses shall be applied against the foregoing deductible amount, with respect to any matter that individually does not cause a Loss in excess of $50,000, exclusive of attorney's fees, court costs and costs of litigation; (B) the foregoing $50,000 and $2,000,000 limitations will not apply to Seller's obligations with respect to the Insurance Agreement (or any other agreement entered into in connection therewith), Seller's payment obligation under Section 2.3(c) above, any breach of the representations and warranties contained in the last sentence of Section 3.2(a), the first sentence of Section 3.6(b), or Section 3.12 or any Losses incurred with respect to the Retained Liabilities (other than the Retained Claims, as to which such limitations shall apply); and (C) Purchaser's right of recovery for Reserve Losses is subject to Section 10.2(b) below; and provided, further, that Purchaser shall not be entitled to indemnification pursuant to Section 10.2(a)(i) above in respect of Reserved Matters, it being understood that the parties' agreement with respect to indemnification for Reserved Matters is set forth in Section 10.2(a)(ii).

     (b) On or before the first anniversary of the Closing Date, Purchaser may assert claims for aggregate Losses incurred in respect of Reserved Matters, to the extent that such aggregate Losses exceed the aggregate amount of the Reserves (the "RESERVE LOSSES"). Purchaser shall assert any such claim by written notice to Seller, which notice must be delivered on or before the first anniversary of the Closing Date. Purchaser's claim notice shall specify, in reasonable detail, (i) the aggregate amount of Losses incurred in respect of Reserved Matters and (ii) the reason that Purchaser asserts that the total Reserves were not established as of the Closing Date on a basis consistent with the Balance Sheet and in accordance with the Accounting Conventions. Purchaser shall be entitled to indemnification with respect to the claimed Losses (A) only if it prevails on its assertion that the Reserves were not established on a basis consistent with the Balance Sheet and in accordance with the Accounting Conventions, and (B) only to the extent that such Losses would have been covered by the Reserves, had the Reserves been so established.

     (c) In addition to the indemnification obligations set forth in Section 10.2(a) above, Seller agrees to indemnify, defend and hold harmless the Purchaser Indemnified Parties against 50% of any and all Losses (which, for purposes of this Section 10.2(c) only, shall include project costs net of project billings after the Closing Date) suffered by any Purchaser Indemnified Party, without application of the $50,000, $2,000,000, 10% or one-year limitations set forth elsewhere in this Section 10.2, arising from or relating to (i) a salt crystallization system being installed for FRIMA, B.V., and (ii) the HPD Division's Sudwestdeutsche Saltwerk project; provided, that the foregoing indemnity shall only be applicable to the extent that the aggregate Losses suffered by the Purchaser Indemnified Parties with respect to items (i) and (ii) above exceed the estimated costs-to-complete, net of remaining billings, for such projects as reflected in the calculation of earned revenues for such projects on the books of HPD as of August 31, 1996.

     10.3 Limitations. The aggregate liability of Seller to the Purchaser Indemnified Parties under Section 10.2 or otherwise under this Agreement, or of Purchaser to the Seller Indemnified Parties under Section 10.4(a) (but only with respect to a breach of the representations and warranties set forth in Sections 4.1, 4.2 or 4.3) shall not exceed ten percent (10%) of the Purchase Price, as such Purchase Price is finally determined in accordance with the procedures set forth in Section 2.3; provided, that, such limitation shall not apply with respect to any obligation of Seller under the Insurance Agreement (or any other agreement entered into in connection herewith), payment obligations of Seller set forth at Section 2.3(c) above, any breach of Section 3.12, the indemnity set forth in Section 10.2(c) above or any Losses incurred with respect to the Retained Liabilities (other than the Retained Claims, as to which such limitation shall apply) by Purchaser or any Losses incurred with respect to the Liabilities or the Parent Guarantees by Seller. No claim for indemnification may be made hereunder unless written notice of such claim, in reasonable detail, is given to Seller or Purchaser, as the case may be, on or prior to the expiration of the survival period set forth in Section 10.1. The indemnification provided by Section 10.2 shall not apply in the case of any breach of any representation or warranty of which Purchaser had knowledge prior to the Closing. The rights and remedies set forth in this Article X shall constitute the sole and exclusive rights and remedies of Seller and any Seller Indemnified Party against Purchaser and Purchaser and any

Purchaser Indemnified Party against Seller with respect to this Agreement, the events giving rise to this Agreement and the transactions contemplated herein.

     10.4 Indemnification by Purchaser. Purchaser agrees to indemnify, defend and hold harmless Seller, its officers, directors, Affiliates, successors and assigns (the "SELLER INDEMNIFIED PARTIES") against any and all Losses suffered by any Seller Indemnified Party and which:

          (a) are caused by any breach of the representations, warranties, covenants or agreements of Purchaser set forth in this Agreement including, without limitation, Purchaser's failure to pay, perform and satisfy, and hold Seller and its Affiliates harmless from, the Liabilities;

          (b) arise under any of the Parent Guarantees; or

          (c) otherwise arise from the operation of the Business, the Divisions, the Subsidiaries or the Domestic Assets from and after the Closing Date.

     10.5 Procedures. The indemnified party shall promptly notify the indemnifying party in writing of all matters which may give rise to the right to indemnification hereunder. If the indemnifying party does not receive notice of any matter known to the indemnified party and as to which the indemnified party is entitled to indemnification hereunder in time to contest the determination of any such liability, the indemnifying party shall not be obligated to indemnify the indemnified party with respect thereto, to the extent that such delay is actually prejudicial to the rights or obligations of the indemnifying party.
The indemnifying party shall have the right: (a) with the consent of the indemnified party, which shall not be unreasonably withheld or delayed, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled and (b) to defend through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection therewith. The indemnified party shall have the right to have its counsel participate fully in such defense at its own expense but shall have no right to settle any indemnifiable matter without the written consent of the indemnifying party. The indemnified party and the indemnifying party shall keep each other reasonably informed of the progress of any litigation or settlement negotiations with third parties in connection with a matter indemnified against hereunder. The indemnifying party and the indemnified party shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by any third party.

     10.6  Calculations.  The amount of indemnity payable under Section 10.2 or
Section 10.4 above shall be reduced by proceeds received by the Purchaser Indemnified Party or the Seller Indemnified Party, as the case may be, from insurance policies or other indemnities covering the damage, loss, liability or expense that is the subject of the claim for indemnity. To the extent that insurance proceeds are received in a year other than the year in which the indemnity is paid, the indemnified party shall make a payment to the indemnifying party in the amount of such insurance proceeds in the year in which they are received.


                                   ARTICLE XI

                                     TAXES

     11.1 Filing Tax Returns; Payment of Taxes. (a) As soon as practicable after the Closing Date, Seller will prepare and file all appropriate tax returns for the operations of the Subsidiaries (other than the Minority Subsidiaries) for all tax periods ending on or before the Closing Date, including, for those jurisdictions and tax authorities that permit or require a short period tax return, for the period ending on the Closing Date, and Seller will pay any tax due thereon and will indemnify the Purchaser for any such taxes and for any taxes imposed by reason of section 1502-6 of the Treasury regulations or similar provisions under state, local or foreign Law. In the case of a jurisdiction that does not permit a short period tax return with respect to a subsidiary incorporated in the United States, the Closing Date will be treated as the end of the subsidiary's taxable year and the Seller will pay any taxes that would be due for such hypothetical taxable year. Any item that would affect the determination of taxes for this hypothetical taxable year that cannot be identified as being attributable to the time prior to the Closing Date, will be allocated pro rata throughout the Subsidiary's entire taxable year. Without undue disruption to the operations of such Subsidiaries, Purchaser shall cause the Subsidiaries to cooperate fully and promptly in connection with Seller's preparation and filing of such returns. The books and records of the Subsidiaries will be maintained, and the Federal, state and other income tax returns of Seller's consolidated group will be filed, so as to accurately reflect the operations of the Subsidiaries through the end of the Closing Date. Seller shall have no responsibility for filing any tax return for the operations of the Subsidiaries for any period ending after the Closing Date.

     (b) Seller shall be entitled to any refunds of Taxes (including interest received thereon) paid with respect to the operations of the Subsidiaries for any period included in the Seller Tax Period, except for any such refunds reflected on the Closing Balance Sheet. Purchaser shall be entitled to all other refunds of Taxes (including interest received thereon) with respect to the operations of the Subsidiaries. Refunds to which Seller is not entitled shall be retained by the Subsidiaries, and shall not be paid to Seller, and if received by Seller, shall be paid over to Purchaser within ten (10) business days after receipt. Purchaser shall cause the Subsidiaries to cooperate, at no cost to Purchaser, with Seller in any petition for or proceeding relating to any refund.

     11.2 Tax Benefits. If, as the result of a final determination or other action by any taxing authority, the tax liability of any Subsidiary for a period after the Closing Date is increased because of the erroneous timing of an item of income, deduction, or credit which, when corrected, produces a realized tax benefit available to Seller or any of its Affiliates in a tax period including or ending before the Closing Date, Seller shall pay to Purchaser upon its receipt or application of all or any portion of such tax benefit an amount equal to the amount of such tax benefit or portion thereof (including any interest related thereto). If, as the result of a final determination or other action by any taxing authority, the tax liability of any Subsidiary for a period prior to the Closing Date is increased because of the erroneous timing of an item of income, deduction, or credit which, when corrected, produces a tax benefit available to Purchaser or any of its Affiliates in a tax period beginning after the Closing Date, Purchaser shall pay to Seller upon its receipt or application of all or any portion of such tax benefit an amount equal to the amount of such tax benefit or portion thereof (including any interest related thereto).

     11.3 Tax Cooperation. Purchaser and Seller will cooperate fully with each other in connection with (a) the preparation and filing of any Federal, state, local or foreign tax returns for the operations of the Subsidiaries within the Seller Tax Period, and (b) any audit examination by any government taxing authority of the returns referred to in clause (a). Such cooperation shall include, without limitation, the furnishing or making available of records, books of account or other materials of the Subsidiaries necessary or helpful for the defense against assertions of any taxing authority as to any tax returns which include operations of the Subsidiaries within the Seller Tax Period. However, nothing herein shall entitle Purchaser to interfere with Seller's right to make any judgments or to take any actions it deems appropriate in connection with the disposition of any audits. Seller shall control, and have the sole right to contest or settle, any audit or other tax matter attributable to the Seller Tax Period.

     11.4 Section 338(h)(1) Election. If the Purchaser requests, Seller will join with the Purchaser in making timely elections under Section 338(h)(10) of the Code (and any corresponding elections under state or local Tax law) (collectively, the "SECTION 338(H)(10) ELECTIONS") with respect to the purchase and sale of the Shares of Wheelabrator Water Technologies International Holdings Inc. Initial drafts of the materials required to make such joint elections will be prepared by Seller. Purchaser and Seller shall (i) take, and cooperate with each other to take, all actions necessary and appropriate to effect and preserve the timely Section 338(h)(10) Elections in accordance with Section 338 of the Code and the Treasury Regulations thereunder and (ii) Purchaser and Seller shall report the sale of such shares pursuant to this Agreement consistent with the
Section 338(h)(10) Elections and shall take no position contrary thereto or inconsistent therewith in any Tax return, any discussion with or proceeding before any governmental authority, or otherwise. The allocation of the "adjusted grossed-up basis" (within the meaning of Treas. Reg. (S) 1.338(b)- 1(c)) among the tangible and intangible assets (the "ALLOCATION") market values of such assets as agreed upon by the Purchaser and the Seller. The Allocation shall be used by Seller and Purchaser for purposes of allocating the "deemed selling price" and neither party shall file any Tax return or schedule that is inconsistent with the Allocation. Seller shall be responsible for and shall indemnify and hold Purchaser harmless from any Taxes that arise from or as a result of the Section 338(h)(10) Election.

     11.5 Tax Sharing Arrangements. Any tax sharing arrangement between the Seller or its Affiliates, on the one hand, and any of the Subsidiaries, on the other hand, will be null and void immediately following the Closing.


                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1 Expenses. Except as provided below, each party hereto shall bear its own expenses with respect to this transaction. The parties shall jointly share any sales, stamp, documentary, registration, recording, conveyancing, transfer or similar taxes and notarial and filing fees applicable to the transfer of the Domestic Assets and the Shares. Purchaser shall bear the costs and expenses of any title insurance.

     12.2 Amendment. This Agreement may be amended, modified or supplemented only in writing signed by each of the parties hereto.

     12.3 Notices. Any written notice to be given hereunder shall be deemed given: (a) when received, if given in person or by courier; (b) on the date of transmission, if sent by telex, telecopy or other wire transmission (receipt confirmed); (c) three (3) days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; and (d) if sent by a nationally recognized overnight delivery service, the day following the date given to such overnight delivery service (specified for overnight delivery). All notices shall be addressed as follows:

     If to Seller, addressed as follows:

          Wheelabrator Water Technologies Inc.
          3003 Butterfield Road
          Oak Brook, IL  60521
          Attention:  General Counsel
          Telephone:  (630) 572-2422
          Facsimile:  (630) 572-1415

          with a copy to:

          Wheelabrator Technologies Inc.
          3003 Butterfield Road
          Oak Brook, IL  60521
          Attention:  General Counsel
          Telephone:  (630) 572-8840
          Facsimile:  (630) 218-1553

     If to Purchaser, addressed as follows:

          United States Filter Corporation                         40-004 Cook
          Street
          Palm Desert, California  92211
          Attention:  General Counsel
          Telephone:  (619) 340-0098
          Facsimile:  (619) 341-9368

          with a copy to:

          Kirkpatrick & Lockhart
          1500 Oliver Building
          Pittsburgh, Pennsylvania  15222
          Attention:  Janice C. Hartman, Esq.
          Telephone:  (412) 355-6444
          Facsimile:  (412) 355-6501

     12.4 Waivers. The failure of a party to require performance of any provision hereof shall not affect its right at a later time to enforce the same. No waiver by a party of any term, covenant, representation or warranty contained herein shall be effective unless in writing. No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.

     12.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.6 Headings. The headings preceding the text of Articles and Sections of this Agreement and the Schedules and Exhibits thereto are for convenience only and shall not be deemed part of this Agreement.

     12.7 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws, and not the laws of conflicts, of the State of Illinois.

     12.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, that no assignment of either party's rights or obligations may be made without the written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Purchaser may assign all rights hereunder to any one or more wholly owned subsidiaries; provided that Purchaser shall continue to be bound in all respects hereunder.

     12.9 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party.

     12.10 Arbitration. All disputes arising in connection with this Agreement or any modification or extension hereof, or the breach or invalidity hereof (OTHER THAN DISPUTES RELATING TO THE TERMINATION OF THIS AGREEMENT OR THE FAILURE TO CLOSE) shall be settled by binding arbitration in Chicago under the UNCITRAL arbitration rules in effect on the date hereof, such arbitration to be conducted by a single arbitrator appointed by the parties or, failing agreement within one month of the demand for arbitration, by the American Arbitration Association (AAA) at the request of one of the parties. The AAA shall administer the arbitration under its "Procedure for Cases under the UNCITRAL Arbitration Rules."

     In addition to the rules governing such arbitration, the parties shall have at their disposal the pretrial discovery rights as are then available under applicable law; provided that any dispute between the parties relating to discovery shall be submitted to the arbitrator for resolution.

     The arbitrator may, for his convenience or that of the parties, take evidence at places other than Chicago without changing the situs of the proceedings. The arbitrator shall dispose of any dispute in such manner as he, in his discretion, shall determine, but in so doing he shall be required to receive the submission of the parties with respect to said dispute. The arbitrator shall base his award with respect to the matter before him on the contents of this Agreement and on the provisions of the applicable law as herein provided. The decision of the arbitrator shall be rendered in writing with all reasonable expedition and shall be final and binding on the parties hereto. Judgment upon the arbitration award rendered may be entered in any court having jurisdiction, or application may be made to any such court for judicial acceptance of the award and an order of enforcement of execution, as the case may be.

     12.11 Schedules. Purchaser agrees that any disclosure by Seller in any Schedule attached hereto shall constitute a disclosure under each other Schedule referred to herein, whether or not such disclosure is specifically referenced within such other Schedule. The parties also acknowledge that an effect of this Amended and Restated Purchase and Sale Agreement is to amend and restate, in their entirety, Schedules 2.1(d), 2.3, 3.2 and 3.16, in the form attached hereto; all other Schedules shall be in the form delivered on September 14, 1996.

     12.12 Incorporation. The respective Schedules and Exhibits attached hereto and referred to herein are incorporated into and form a part of this Agreement.

     12.13 Knowledge Defined. For purposes of this Agreement, the term "KNOWLEDGE OF SELLER" or variations thereof shall be limited to the actual knowledge of those individuals listed on Schedule 12.13(a), and the term "KNOWLEDGE OF PURCHASER" or variations thereof shall be limited to the actual knowledge of those individuals listed on Schedule 12.13(b); and the knowledge of each shall reflect due inquiry by such individuals in connection with the statement qualified by such knowledge.

     12.14 Public Announcements. Seller and Purchaser each agree that they and their Affiliates will not issue any press release with respect to this Agreement or the transactions contemplated hereby without the prior approval of other party, which shall not be unreasonably withheld, except as may be required by Law or by any stock exchanges having jurisdiction over Seller, Purchaser or their Affiliates.

     12.15 Complete Agreement. This Agreement constitutes the complete agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations and understandings. The preamble and recitals set forth at the beginning of this Agreement are incorporated in and form a part of this Agreement.

     12.16 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation," whether or not expressly stated.

     12.17 Further Assurances. Each of the parties hereto agrees to use its commercially reasonable efforts, both before and after the Closing, to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and existing agreements or otherwise required to be taken or done by it to consummate the transactions contemplated hereby and to more fully and effectively vest in Purchaser title to the Domestic Assets and the Shares.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.


                              WHEELABRATOR TECHNOLOGIES INC.



                              By:
                                 -------------------------------
                              Name:  William Keightley
                              Title:  Authorized Representative


                              UNITED STATES FILTER CORPORATION



                              By:
                                 -------------------------------
                              Name:  Kevin L. Spence
                              Title:  Vice President and Chief
                                      Financial Officer